Exhibit 10.1*

ASSET PURCHASE AGREEMENT

among

American Tire Distributors, Inc.,

Monro, Inc.,

and

Monro Service Corporation

May 13, 2022

i

3.22	Customers	29

3.23	Transactions with Related Persons	29

3.24	Indebtedness	29

3.25	Insurance	29

3.26	Franchise Matters	30

3.27	Ethical Practices	30

3.28	No Brokers’ Fees	30

3.29	Solvency	30

3.30	Exclusivity of Representations and Warranties	30

Article IV REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER		31

4.1	Organization and Authority	31

4.2	No Conflicts	31

4.3	Litigation	31

4.4	Financial Capability	31

4.5	Solvency	31

4.6	No Brokers’ Fees	32

4.7	Exclusivity of Representations and Warranties	32

Article V PRE-CLOSING COVENANTS		32

5.1	Best Efforts	32

5.2	Consents and Approvals	32

5.3	Operations	32

5.4	Reasonable Access	33

5.5	Notice of Developments; Schedule Updates	33

5.6	Exclusivity	33

5.7	Confidentiality, Press Releases and Public Announcements	33

Article VI CLOSING CONDITIONS		34

6.1	Conditions to the Buyer’s Obligations	34

6.2	Conditions to the Sellers’ Obligations	35

Article VII TERMINATION		36

7.1	Termination Events	36

7.2	Effect of Termination	36

Article VIII EMPLOYEES AND EMPLOYEE BENEFITS		37

8.1	Employment of Available Active Employees by the Buyer	37

8.2	Salaries and Benefits	38

8.3	WARN Act Obligations	38

8.4	No Transfer of Assets	38

8.5	General Employee Provisions	38

Article IX POST-CLOSING COVENANTS		39

9.1	Payment of Excluded Liabilities	39

9.2	Payment of Assumed Liabilities	39

9.3	Bulk Transfer Compliance	39

9.4	Tax Covenants	39

9.5	Consents	40

9.6	Mail and Receivables	40

9.7	Confidentiality	40

9.8	Change and Use of Name	40

9.9	Retention of and Access to Books and Records	41

9.10	Non-competition; Non-solicitation	41

9.11	Middle River Location	41

Article X INDEMNIFICATION		42

10.1	Indemnification by the Sellers	42

10.2	Indemnification by the Buyer	42

10.3	Survival and Time Limitations	42

10.4	Limitations on Indemnification by the Sellers	42

10.5	Manner of Payment	43

10.6	Third-Party Claims	43

10.7	Other Indemnification Matters	44

10.8	Exclusive Remedy	44

10.9	Escrow	45

Article XI MISCELLANEOUS		45

11.1	Further Assurances	45

11.2	No Third-Party Beneficiaries	45

11.3	Entire Agreement	45

11.4	Successors and Assigns	45

11.5	Counterparts	45

11.6	Notices	45

11.7	JURISDICTION; SERVICE OF PROCESS	46

11.8	Governing Law	47

11.9	Amendments and Waivers	47

11.10	Severability	47

11.11	Expenses	47

11.12	Construction	47

11.13	Specific Performance	48

11.14	Time Is of the Essence	48

EXHIBITS AND SCHEDULES

A	Escrow Agreement
B	Bill of Sale and Assignment and Assumption Agreement
C	Trademark Assignment Agreement
D	Example Inventory Calculation
Disclosure Schedules

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of May 13, 2022, by and among American Tire Distributors, Inc., a Delaware corporation (the “Buyer”), Monro, Inc., a New York corporation (“Monro”), and Monro Service Corporation, a Delaware corporation (“MSC”). As used herein, Monro and MSC are each a “Seller” and collectively, the “Sellers”.

STATEMENT OF PURPOSE

The Sellers are engaged in (i) the wholesale distribution of tires, tire parts, tire accessories and related equipment and the performance of related services (the “Wholesale Tire Operations”) and (ii) an internal tire distribution operation (the “Tire Distribution Operations”, and collectively with the Wholesale Tire Operations, such operations as conducted at the Closing Date, consistent with past practice, are hereinafter referred to as the “Operations”). Pursuant to this Agreement, the Buyer hereby agrees to purchase from the Sellers, and the Sellers hereby agree to sell to the Buyer, substantially all of the Sellers’ assets used, held for use in or otherwise relating to the conduct of the Operations, subject to certain exceptions and the Buyer’s assumption of certain specified liabilities of the Sellers, and on the terms and subject to the conditions set forth in this Agreement.

ARTICLE I

DEFINITIONS

“Acceleration Dealer Program” means that certain associate dealer program operated by the Sellers in connection with the Wholesale Tire Operations, which offers tire retailers credits, rewards, or other benefits for tire purchases from or through the Operations.

“Accounts Receivable” means presently existing and hereafter arising or acquired accounts receivable, notes, drafts, acceptances, general intangibles, choses in action and other forms of obligations and receivables relating in any way to Inventory or arising from the sale of Inventory or the rendering of services by the Sellers, to the extent exclusively related to the conduct of the Operations, including the right to payment of any interest or finance charges with respect thereto and all proceeds of insurance with respect thereto, together with all of the Sellers’ rights as an unpaid vendor, all pledged assets, guaranty claims, liens and security interests held by or granted to the Sellers to secure payment of any Accounts Receivable and all books, customer lists, ledgers, records and files (whether written or stored electronically) relating to any of the foregoing. The calculation of the value of the Accounts Receivable shall in every case be net of any refunds, credits and allowances provided to customers of the Operations in the Ordinary Course of Business.

“Acquired Intellectual Property” is defined in Section 2.1(e).

“Acquired Permits” is defined in Section 2.1(g).

“Acquisition Proposal” is defined in Section 5.6.

“Active Employees” means all employees employed by the Sellers whose duties relate exclusively to the Operations, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

“Ad Valorem Taxes” is defined in Section 9.4(d).

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. The term “control” means (a) the possession, directly or indirectly, of the power to vote 50% or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise, including the voting power to elect a majority of the directors (or individuals having comparable functions) of such

Person, or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person. With respect to a Person who is an individual, “control” by the spouse of such Person, or by any ancestor or descendant of such Person or such Person’s spouse who resides in the same house as such Person, shall be deemed control by such Person.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

“Agreement” is defined in the opening paragraph.

“Allocation Filing Procedure” is defined in Section 2.10.

“Antitrust Laws” shall refer to any legal restraint designed to govern competition or prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade.

“Assigned Contracts” is defined in Section 2.1(d).

“Assigned Leased Real Property” means the Leased Real Property located at the following addresses: (i) 106 Somerset Drive NE, Conover, NC 28613; (ii) 5100 Jeff Commerce Drive, Suite 101, Louisville, KY 40219; (iii) 56 S. Burty Road, Piedmont, SC, 29673; (iv) 3000-H Crosspoint Center Lane, Charlotte, NC 28269; (v) 570 Eastside Dr., Black Mountain, NC 28711; (vi) 1815 Third Creek Road, Knoxville, KY 37921; and (vii) 1225 Bengies Road, Suite B, Middle River, MD 21220.

“Assumed Liabilities” is defined in Section 2.3.

“Available Active Employees” means all Active Employees, other than the Excluded Active Employees.

“Base Amount” is defined in Section 2.5(a).

“Basket” is defined in Section 10.4.

“Bill of Sale, Assignment and Assumption Agreement” is defined in Section 6.1(b)(i).

“Books and Records” is defined in Section 2.1(f).

“Business Day” means any day that is not a Saturday, Sunday or a Federal banking holiday.

“Business Privacy and Data Security Policies” means all of Sellers’ internal or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Information in the conduct of the Operations.

“Buyer” is defined in the opening paragraph.

“Cap” is defined in Section 10.4.

“Cash Payment” is defined in Section 2.5(a).

“Closing” is defined in Section 2.7.

“Closing Date” is defined in Section 2.7.

“Closing Statement” is defined in Section 2.6(a).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code § 4980B.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means information of the Sellers exclusively relating to the Operations, including, with respect to the Operations, information relating to customers, suppliers, distributors, consultants, independent contractors or employees, customer and supplier lists, price lists and pricing policies, cost information, financial statements and information, budgets and projections, business plans, production costs, market research, marketing plans and proposals, sales and distribution strategies, manufacturing and production processes and techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, technical data, designs, patterns, marks, names, improvements, industrial designs, mask works, compositions, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the business or affairs of the Sellers, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for the Sellers containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by the Sellers. Confidential Information shall not include any information relating in any manner to the businesses of the Sellers, other than the Operations, or any Excluded Assets or Excluded Liabilities.

“Consent” means any consent, approval, authorization, permission or waiver.

“Contract” means any contract, obligation, understanding, commitment, lease, license, purchase order, work order, bid or other agreement, whether written or oral and whether express or implied, together with all amendments and other modifications thereto.

“Contract Loss” means a Loss resulting from the cost of performance of a Contract exceeding the revenue derived from such Contract.

“Current Calendar Year” is defined in Section 9.4(b).

“Dealer Program Liabilities” is defined in Section 2.3(c).

“Disclosure Schedule Supplement” is defined in Section 5.5(b).

“Distribution Agreement” means that certain Distribution and Fulfillment Agreement to be signed by the Buyer and the Sellers at the Closing, including any service level agreements entered into in connection therewith, as mutually agreed upon by Buyers and Sellers, in good faith, prior to Closing.

“Earnout Amount” is defined in Section 2.9(a).

“Earnout Payments” has the meaning set forth in Section 2.9(a).

“Earnout Per-Tire Amount” means the portion of the Earnout Payment paid to the Sellers on a per-Tire basis as described in Section 2.10.

“Earnout Statement” has the meaning set forth in Section 2.9(b).

“Effective Time” has the meaning set forth in Section 2.7.

“Employee Benefit Plan” means any (a) qualified or nonqualified Employee Pension Benefit Plan (including any Multiemployer Plan) or deferred compensation or retirement plan or arrangement, (b) Employee Welfare Benefit Plan or (c) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation or restricted stock plan) or material fringe benefit or other retirement, severance, bonus, profit-sharing or incentive plan or arrangement.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).

“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other claim or other encumbrance of any kind or nature.

“Environmental Law means any applicable Law, and any Governmental Order or binding agreement with any Governmental Body: (a) relating to pollution (or the cleanup thereof), human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence, management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any solid waste or Hazardous Substance, including, specifically, any state or local requirements for used, waste or scrap tires. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq, including any state equivalent.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” has the meaning set forth in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be signed by the Buyer, the Sellers and the Escrow Agent at the Closing, substantially in the form of Exhibit A.

“Escrow Amount” is defined in Section 2.8.

“Escrow Release Date” is defined in Section 10.9.

“Estimated Cash Payment” is defined in Section 2.5(c).

“Estimated Closing Statement” is defined in Section 2.5(b).

“Estimated Inventory and Receivable Value” is defined in Section 2.5(b).

“Excluded Active Employees” means the Active Employees identified on Schedule 1.

“Excluded Assets” is defined in Section 2.2.

“Excluded Liabilities” is defined in Section 2.4.

“Financial Statements” is defined in Section 3.4(a).

“First Earnout Period” has the meaning set forth in Section 2.9(a)(i).

“Fundamental Representations” means, with respect to the Sellers, the representations and warranties in Section 3.1 (Organization, Qualification and Corporate Power); Section 3.2 (Authority); clause (a) and clause (c) of Section 3.3 (No Conflict); Section 3.7 (Title to and Sufficiency of Assets); Section 3.15 (Taxes); and Section 3.28 (No Broker) and, with respect to the Buyer, the representations and warranties in Section 4.1 (Organization and Authority); clause (a) and clause (b) of Section 4.2 (No Conflict); and Section 4.6 (No Broker).

“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants and, unless otherwise specified, as in effect on the date hereof or, with respect to any financial statements, the date such financial statements were prepared.

“Government Contract” means any Contract to which any Seller is a party or by which it is bound, the ultimate contracting party of which is a Governmental Body (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract).

“Governmental Body” means any federal, state, local, foreign or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body.

“Hazardous Substance” means any chemicals, compounds, material, substance, by-products, debris, waste, or other substance that: (a) are defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “pollutant,” “contaminant,” or is identified as a threat to human health or safety or the environment or regulated under any Environmental Law; or (b) is limited, controlled or regulated by any Environmental Law or Governmental Body, or gives rise to any reporting, notification or warning requirements; or (c) even if not so limited or regulated, could pose a hazard to the health or safety of the occupants of the Real Property or adjacent properties or any property or facility formerly owned, leased or used by the Seller. The term includes substances that are flammable or explosive, oil, any petroleum or petroleum-derived products, asbestos, urea formaldehyde, radioactive material or waste, lead-containing material, per- and polyfluoroalkyl substances (including PFAS, PFOA, PFOS, Gen X, and PFB), and polychlorinated biphenyls, mold, or other injurious or potentially injurious material (by itself or in combination with other materials).

“Hired Active Employees” is defined in Section 8.1(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means as to any Person at any time: (a) obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations under noncompete, consulting or similar arrangements), (d) any indebtedness arising under finance leases, conditional sales Contracts or other similar title retention instruments; (e) indebtedness or other obligations of others directly or indirectly guaranteed by such Person; (f) obligations secured by an Encumbrance existing on any property or asset owned by such Person; (g) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (h) Liabilities of such Person relating to unfunded, vested benefits under any Employee Benefit Plan (excluding obligations to deliver stock pursuant to stock options or stock ownership plans); (i) net payment obligations incurred by such Person pursuant to any hedging agreement; (j) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates; and (k) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (j).

“Indemnified Party” is defined in Section 10.6(a).

“Indemnifying Party” is defined in Section 10.6(a).

“Insurance Policy” is defined in Section 3.25.

“Intellectual Property” means (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) trade secrets; (f) computer software, in object and source code format (including data and related documentation); (g) plans, drawings, architectural plans and specifications; (h) websites and domain names; (i) other proprietary rights; (j) copies and tangible embodiments and expressions thereof (in whatever form or medium) of any of the foregoing, including all improvements and modifications thereto and derivative works thereof.

“Interim Date” is defined in Section 3.5.

“Inventory” is defined in Section 2.1(c).

“Inventory and Receivable Value” means (a) the aggregate value of the Inventory (net of any internal or external “co-op” as shown for the “Net” values of Inventory on the attached Example Inventory Calculation in Exhibit D) and Accounts Receivable included in the Purchased Assets minus (b) the aggregate value of all warranty claims arising in the Ordinary Course of Business with respect to products sold by any Seller in connection with the Operations on or prior to the Effective Time, calculated as of the Closing Date in accordance with GAAP and in a manner consistent with the Sellers’ past accounting practices (excluding past accounting practices with respect to the internal or external “co-op” described in clause (a)) and their past operating practices.

“IRS” means the U.S. Internal Revenue Service.

“Johnson City Payment” is defined in Section 2.5(a).

“Knowledge” means, with respect to either Seller, the actual knowledge, after reasonable inquiry, of all officers of Monro having a title of vice president or a higher ranking title, and (ii) with respect to the Buyer, the actual knowledge, after reasonable inquiry, of Ryan Walsh, CFO, Digital Enterprises/Torqata or Thomas Fletcher, VP, Corporate Development, Investor Relations & Treasury.

“Law” means any federal, state, local, foreign or other law, statute, ordinance, regulation, rule, Governmental Order, constitution, treaty, principle of common law or other legally binding restriction of any Governmental Body.

“Lease” is defined in Section 3.11(a).

“Leased Real Property” is defined in Section 3.11(a).

“Liability” means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Loss” means any loss, claim, demand, Governmental Order, damage, penalty, fine, cost, settlement payment, Liability, Tax, Encumbrance, expense, fee, court costs or reasonable attorneys’ fees and expenses.

“Managed Services Agreement” means that certain Managed Services Agreement to be signed the Sellers and the Buyer at the Closing, as mutually agreed upon, in good faith, by the Parties prior to Closing, whereby the Buyer or an Affiliate thereof shall provide category management, ordering, dashboard, and inventory management services for the benefit of Seller.

“Material Adverse Effect” means any event, circumstance, condition, occurrence, effect or change that is or would reasonably be expected to be, either individually or in the aggregate (taking into account all other events, circumstances, conditions, occurrences, effects or changes), materially adverse to the condition (financial or otherwise), operating results, or operations of the Operations or the Purchased Assets, or to the ability of the Sellers to timely consummate the Transactions; provided, however, that “Material Adverse Effect” shall not include any event, circumstance, condition, occurrence, effect or change, directly or indirectly, arising out of or attributable to: (i) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Buyer; (ii) any matter of which Buyer is aware on the date hereof; (iii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Sellers and the Operations; (iv) any failure by the Operations to meet any internal or published projections, forecasts or revenue or earnings predictions; (v) general economic or political conditions; (vi) conditions generally affecting the industries in which the Operations are conducted; (vii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (viii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (ix) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (x) any natural or man-made disaster or acts of God; or (xi) any epidemics, pandemics, disease outbreaks, or other public health emergencies including, without limitation, the SARS-COV-2 virus or the related COVID-19 pandemic; provided, however, that any event, occurrence, fact, condition or change arising from or relating to the matters referred to in clauses (v) through (xi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Operations compared to other participants in the industries in which Operations are conducted.

“Material Customer” is defined in Section 3.22.

“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).

“Operations” is defined in the Statement of Purpose.

“Ordinary Course of Business” means the ordinary course of the conduct of the Operations by the Sellers, consistent with past operating practices.

“Organizational Documents” means (a) any certificate or articles of incorporation and bylaws, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Outside Date” is defined in Section 7.1(a).

“Owned Real Property” means the Rochester Distribution Location and the Swanzey Distribution Location.

“Party” means the Buyer and each Seller; and “Parties” means the Buyer and the Sellers, collectively.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permit” means any permit, license or Consent issued by any Governmental Body or pursuant to any Law.

“Permitted Encumbrance” means (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the Ordinary Course of Business for monies not yet due, (b) any lien for Taxes not yet due, (c) any purchase money lien or lien securing rental payments under capital lease arrangements to the extent related to the assets purchased or leased, (d) any recorded and unrecorded easement, covenant, zoning entitlement, building, and other land use regulations or other restriction (but excluding any unrecorded leases) on the Real Property that, together with all other Permitted Encumbrances, does not materially and adversely impair the occupancy or use of the Real Property for the purposes for which it is currently used in connection with the Operations, (e) any right of way or easement related to public roads and highways, which do not materially and adversely impair the occupancy or use of the Real Property for the purposes for which it is currently used in connection with the Operations.

“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.

“Personal Information” means any information that either directly or indirectly identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Body, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Law, and all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural Person, or to target advertisements or other content or products or services to a natural Person.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Prepayments” is defined in Section 2.1(k).

“Privacy Laws” means all applicable Laws, Governmental Orders, and binding guidance issued by any Governmental Body concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications.

“Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.

“Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, sharing, protection, disclosure, distribution, destruction, or disposal of Personal Information.

“Purchase Price” is defined in Section 2.5(a).

“Purchased Assets” is defined in Section 2.1.

“Real Property” is defined in Section 3.11(b).

“Related Person” means (a) with respect to a specified individual, any member of such individual’s Family and any Affiliate of any member of such individual’s Family and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals. The “Family” of a specified individual means the individual, such individual’s spouse and former spouses, any other individual who is related to the specified individual or such individual’s spouse or former spouse within the third degree, and any other individual who resides with the specified individual.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the Environment (including ambient air, surface water, groundwater, sediment, soil and surface or subsurface strata), or into or out of any property or building, including the movement of any Hazardous Substance through or in the air, soil, soil vapor, surface water, sediment, groundwater, property, or building itself.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Resolution Accountant” means such firm of public accountants, having a favorable professional reputation and (unless the Buyer and the Sellers otherwise agree) qualifying as independent public accountants with respect to the Buyer under Regulation S-X of the Securities and Exchange Commission, as may be designated by the Buyer with the consent of the Sellers, which consent shall not be unreasonably withheld or delayed.

“Restricted Period” is defined in Section 9.10(a).

“Retail Location” means Retail Location, as defined in the Distribution Agreement.

“Rochester Distribution Location” means that certain portion of the office of MSC used in the operation of the Tire Distribution Operations, with an address of 200 Holleder Parkway, Rochester, NY, 14615.

“Second Earnout Period” is defined in Section 2.9(a)(ii).

“Securities Act” means the Securities Act of 1933.

“Security Incident” is defined in Section 3.14(d).

“Seller” and “Sellers” are defined in the opening paragraph.

“Sellers’ Transaction Expenses” means all costs and expenses incurred by or on behalf of the Sellers or for which the Sellers are liable or any of the Purchased Assets are subject in connection with the preparation and execution of this Agreement and the other Transaction Documents and the Transactions.

“Statement of Allocation” is defined in Section 2.10.

“Swanzey Distribution Location” means that certain office of Monro used in the operation of the Tire Distribution Operations, with an address of 1042 West Swanzey Road, Swanzey, NH, 03446.

“Tangible Personal Property” is defined in Section 2.1(a).

“Target Value” is defined in Section 2.5(c)(i).

“Tax” means (A) any federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, general service, alternative or add-on minimum, estimated or other tax of any kind whatsoever, however denominated, or computed, and including any interest, penalty, or addition thereto, whether disputed or not; (B) Liability for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (C) Liability for the payment of any amounts of the type described in clause (A) or (B) as a transferee or successor, by Contract or from any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or other document or statement relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.

“Territory” means the States of Kentucky, North Carolina, South Carolina, and Tennessee, and any other State or territory in which the Sellers operate the Wholesale Tire Operations as of the date of this Agreement or the Closing Date.

“Third-Party Claim” is defined in Section 10.6(a).

“Tire” means one (1) passenger car tire, light truck replacement tire, or medium truck tire.

“Tire Distribution Operations” has the meaning set forth in the Statement of Purpose.

“Torqata” means Torqata Data and Analytics LLC, a Delaware limited liability company.

“Torqata Agreement” means that certain agreement to be signed by the Sellers and Torqata Data and Analytics LLC (“Torqata”) at the Closing, whereby each Seller will become a preferred customer of Torqata for its data services platform business, according to the terms set forth therein, as mutually agreed upon, in good faith, by the Parties prior to Closing.

“Trademark Assignment Agreement” means that certain Assignment of Servicemarks and Trademarks to be signed by the Buyer and the Sellers at the Closing, in the form attached hereto as Exhibit C.

“Transaction Documents” means this Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Distribution Agreement, the Torqata Agreement, the Escrow Agreement, the Transition Services Agreement, the Trademark Assignment Agreement, the Managed Services Agreement, and all other written agreements, documents and certificates required to be executed and delivered by a Party pursuant to this Agreement.

“Transaction Payments” means any severance, change in control, stay-pay, bonus or other similar payments to any current or former employees, officers, directors or managers of any Seller or any of its Affiliates arising as a result of the Transactions, together, without duplication, with any Taxes payable as a result of such payments.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” is defined in Section 9.4(a).

“Transition Services Agreement” means the Transition Services Agreement to be signed by the Sellers and the Buyer at the Closing, as mutually agreed upon, in good faith, by the Parties.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988.

“Wholesale Tire Operations” has the meaning set forth in the Statement of Purpose.

ARTICLE II

SALE AND PURCHASE OF ASSETS

2.1 Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, the Sellers will sell, assign, transfer and convey to the Buyer, and the Buyer will purchase, acquire and accept from the Sellers, free and clear of all Encumbrances other than Permitted Encumbrances, all of the Sellers’ right, title, and interest in and to the assets, properties and rights of the Sellers, of every type and description whether personal or mixed (but excluding real), tangible and, to the extent specifically described in this Section 2.1, intangible, whether or not reflected on the books of the Sellers, that exist as of the Closing Date and exclusively relate to the Operations (other than the Excluded Assets) (the “Purchased Assets”), including, without limitation:

(a) all machinery, equipment, parts, tools, fixtures, furniture, office equipment, computer hardware, supplies, motor vehicles, fork-lift trucks and other rolling stock and other items of tangible personal property (other than Inventory) located at the Real Property, including without limitation those set forth on Schedule 2.1(a) (the “Tangible Personal Property”);

(b) All Accounts Receivable owing to each Seller, including the benefit of all collateral, security, guaranties, and similar undertakings received or held in connection therewith and any claim, remedy or other right related to the foregoing, including, without limitation (to the extent that they remain outstanding on the Closing Date), those accounts set forth on Schedule 2.1(b), which shall be updated as of the Closing Date and included with the Estimated Closing Statement;

(c) Except as set forth in Section 2.2(c) and Section 2.2(d), all tire and tire-related inventory (e.g., valve stems, balancing weights, etc.), finished goods, raw materials, work in progress, packaging, supplies, and other related inventories located at (or in transit to) the Real Property (the “Inventory”);

(d) All rights and interests in and to the Contracts, including the Leases, set forth on Schedule 2.1(d) (the “Assigned Contracts”),

(e) All Intellectual Property set forth on Schedule 2.1(e) (the “Acquired Intellectual Property”);

(f) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Body), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys and literature, material and research and files exclusively relating to the Operations and located at the Real Property (“Books and Records”);

(g) All Permits, including Environmental Permits, held by Sellers and exclusively relating to the conduct of the Operations, in each case to the extent such Permits may be transferred under the terms thereof and applicable Law (such Permits that may be transferred, the “Acquired Permits”);

(h) All rights of each Seller to refunds, causes of action, lawsuits, judgments, claims and demands of any nature and all counterclaims, rights of setoff, rights of indemnification and affirmative defenses to any claims from customers relating to the Operations (except to the extent relating to any Excluded Asset or Excluded Liability);

(i) All insurance benefits, including rights and proceeds, arising from or relating to the Operations, the Purchased Assets or the Assumed Liabilities, to the extent any of the foregoing are the subject of an insurable event under Sellers’ insurance policies occurring prior to Closing (except to the extent relating to any Excluded Asset or Excluded Liability);

(j) All warranties and guarantees received from vendors, suppliers or manufacturers with respect to the Purchased Assets;

(k) All prepaid expenses (including rent, utilities, and common area maintenance payments), credits, advance payments, security deposits (including deposits under the Leases), refunds, rights of recovery, rights of set-off, and rights of recoupment relating exclusively to the Operations or the Purchased Assets, as set forth on Schedule 2.1(k), which shall be updated as of the Closing Date and included with the Estimated Closing Statement (collectively, the “Prepayments”); and

(l) All customer relationships, goodwill and the going concern value of the Wholesale Tire Operations.

2.2 Excluded Assets. The Sellers will retain ownership of, and the Buyer shall not acquire, the Excluded Assets. “Excluded Assets” means all of the assets, properties and rights of the Sellers, other than the Purchased Assets. Excluded Assets include, without limitation, the following:

(a) Cash and cash equivalents, bank accounts and securities of Sellers;

(b) Any Contracts that are not Assigned Contracts;

(c) Any automobile parts inventory, wherever located, to the extent the same are not tires or tire-related Inventory,

(d) Any tires and tire-related inventory that are not located at (or in transit to) the Real Property;

(e) The assets, ownership and other rights of each Seller in and to any equipment, inventory, furniture, fixtures, office equipment, computer hardware, supplies, machinery, or other items of tangible personal property to the extent the same are not exclusively related to the Operations and included in the Purchased Assets;

(f) Any assets (other than Inventory) of the Sellers located at the Rochester Distribution Location that is not specifically listed on Schedule 2.1(a);

(g) All of each Seller’s right, title, and interests in any real property owned by such Seller (including the Owned Real Property);

(h) The corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(i) The assets, ownership and other rights of any Employee Benefit Plan (and any Contract related thereto) of Seller;

(j) All insurance policies of Sellers;

(k) All warranties and guaranties received from vendors, suppliers, or manufacturers to the extent related to Excluded Assets or Excluded Liabilities;

(l) All Intellectual Property owned or licensed by each Seller, other than the Acquired Intellectual Property;

(m) All rights under any Transaction Document;

(n) All assets, properties and rights used by Seller in its businesses other than the Operations;

(o) Certain other assets as described in Schedule 2.2(o).

2.3 Assumed Liabilities. The Buyer will assume and agree to pay, perform and discharge only the following Liabilities of the Sellers (collectively, the “Assumed Liabilities”):

(a) All Liabilities to provide refunds, credits and allowances, or to satisfy warranty claims, that arise in the Ordinary Course of Business with respect to products sold by any Seller in connection with the Operations on or prior to the Effective Time;

(b) Liabilities to be performed after the Closing Date under the Assigned Contracts or the Acquired Permits, but only to the extent that such Liabilities thereunder were incurred in the Ordinary Course of Business and do not relate to any failure to perform, improper performance, or other breach, default or violation by Seller on or prior to the Closing; and

(c) Liabilities for credits, rewards, discounts, or other offerings to dealer participants in the Acceleration Dealer Program (the “Dealer Program Liabilities”) as of the Closing Date, to the extent that any Seller has incurred such Liabilities in the Ordinary Course of Business.

2.4 Excluded Liabilities. The Excluded Liabilities will remain the sole responsibility of and will be retained, paid, performed and discharged as and when due solely by the Sellers. “Excluded Liabilities” means every Liability of the Sellers, other than the Assumed Liabilities, including, without limitation:

(a) All Liabilities arising out of the Excluded Assets or under any Transaction Document;

(b) Any Liability for (i) Taxes of either Seller (or an Affiliate of a Seller) (ii) Taxes relating to the Operations, or the Purchased Assets for any Pre-Closing Tax Period; and (iii) any other Taxes of any Seller (or any Affiliate of a Seller) of that arise out of the consummation of the transactions contemplated by this Agreement;;

(c) All Liabilities under any Contracts, other than the Assigned Contracts;

(d) All Liabilities for Environmental, Hazardous Substances, ecological, health or safety claims to the extent relating to or arising from the conduct of the Operations or the ownership or operation of the Purchased Assets, including any Assigned Leased Real Property, on or prior to the Closing Date;

(e) All Proceedings and Liabilities arising under or with respect to (i) any Contract which is not validly assigned to the Buyer pursuant to this Agreement, (ii) personal injury, property damage, workers’ compensation, grievance proceedings, violation-of-law, comprehensive and general liability claims, medical claims or any other actual or threatened litigation, obligations or Proceedings, (iii) returns not in the Ordinary Course of Business, guaranteed sales, advertising commitments, allowances, customer chargebacks or any other customer commitment and (iv) commissions or other payments due to sales representatives, in each case in clauses (i), (ii), (iii) and (iv) above which arose or were incurred on or before the Effective Time or which are based solely on events occurring on or before the Effective Time or which are based solely on or related to products manufactured, distributed or sold or services performed on or before the Effective Time, notwithstanding that the date on which the Proceeding or Liability is asserted is after the Effective Time;

(f) All Liabilities of any nature whatsoever of any Seller to any of its Affiliates (other than Liabilities which are Assumed Liabilities under Section 2.3(b));

(g) All Liabilities of any Seller to employees and independent contractors, including, without limitation, any Hired Active Employees, for periods prior to and including the Effective Time including, without limitation, any Transaction Payments, any Proceedings and Liabilities arising out of any employee benefit plan or arrangement or otherwise related in any respect to any Hired Active Employee’s employment with any Seller, including, without limitation, workers’ compensation claims, unemployment benefits, any obligations for accrued vacation of the employees of any Seller, any payroll, wages, compensation, overtime, meal or rest periods, any Seller’s or any of its Affiliate’s failure to deposit or fund any amounts withheld from employees pursuant to any retirement plan or arrangement or retiree medical plan or arrangement, any unfunded retirement plan or arrangement or retiree medical plan or arrangement or any obligations to current or former plan participants or beneficiaries under any plan or arrangement intended to provide benefits to current or former employees of Seller or any of its Affiliates;

(h) All of the Sellers’ Transaction Expenses (if any);

(i) All Liabilities of any Seller for accounts payable of any Seller, to the extent the same are not included on the Closing Statement as finally agreed upon by the Parties pursuant to Section 2.6 hereof;

(j) All Liabilities of any Seller or any of its Affiliates to financial institutions or other Persons for Indebtedness or with respect to Indebtedness or obligations of others that such Seller or any of its Affiliates has directly or indirectly guaranteed; and

(k) All Liabilities to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of any Seller.

2.5 Purchase Price.

(a) The consideration for the Purchased Assets will be (i) $105,000,000.00 (the “Purchase Price”), consisting of $85,000,000.00 for the Purchased Assets related to the Wholesale Tire Operations (which amount is inclusive of the Earnout Payments described under Section 2.9 hereof) and $20,000,000.00 for the Purchased Assets related to the Tire Distribution Operations, plus (ii) the assumption of the Assumed Liabilities. The Buyer will pay the Purchase Price as follows: (i) at the Closing, the Buyer will pay to the Sellers $65,000,000.00 (the “Base Amount”), as adjusted pursuant to Sections 2.5(c) (and as may be subsequently adjusted pursuant to Section 2.6(d)) (the “Cash Payment”), and less those amounts delivered to the Escrow Agent, pursuant to Section 2.8, and (ii) the Buyer will pay to the Sellers the Earnout Payments pursuant to Section 2.9. In addition, at the Closing, the Buyer will pay to the Sellers, pursuant to Section 2.8, the amount of $650,000.00 (the “Johnson City Payment”) in exchange for the agreement among the Buyer and the Sellers that Buyer will not assume any liabilities under the Lease for the Real Property located in Johnson City, Tennessee.

(b) No later than three Business Days prior to the Closing Date, the Sellers will deliver to the Buyer a good faith, written estimate of (i) the Inventory and Receivable Value as of the Closing Date (the “Estimated Inventory and Receivable Value”), (ii) the aggregate amount of Prepayments as of the Closing Date, (iii) the Dealer Program Liabilities, and (iv) the Estimated Cash Payment (the “Estimated Closing Statement”), together with supporting work papers, payoff letters and any other related documentation requested by the Buyer.

(c) The estimated Cash Payment (the “Estimated Cash Payment”) will be an amount equal to the Base Amount, increased or decreased as set forth below:

(i) if the Estimated Inventory and Receivable Value exceeds $44,000,000.00 (the “Target Value”), the amount of such excess will be added to the Base Amount;

(ii) if the Estimated Inventory and Receivable Value is less than the Target Value, the amount of such deficit will be subtracted from the Base Amount;

(iii) the aggregate amount of the Prepayments, as set forth in the Estimated Closing Statement, will be added to the Base Amount;

(iv) the Base Amount shall be increased or decreased (as the case may be) to account for adjustments made to the Purchase Price in respect of allocations of Ad Valorem Taxes as described in Section 9.4(d) hereof; and

(v) the amount of all Dealer Program Liabilities described on the Estimated Closing Statement will be subtracted from the Base Amount.

2.6 Closing Statement and Final Determination of Purchase Price.

(a) As soon as reasonably practicable but not later than ninety (90) days following the Closing Date, the Buyer will prepare and deliver to the Sellers a closing statement consisting of the Buyer’s calculation of: (i) the Inventory and Receivable Value; (ii) the aggregate amount of Prepayments as of the Closing Date; (iii) the Dealer Program Liabilities, and (iv) the Cash Payment, which Cash Payment shall be calculated in the same manner as the Estimated Cash Payment is calculated pursuant to Section 2.5(c) (collectively, the “Closing Statement”).

(b) The Sellers and their accounting Representatives will be entitled to examine the work papers related to the preparation of the Closing Statement and the relevant books and records of the Buyer and to discuss the preparation of the Closing Statement with the Buyer.

(c) The Sellers may dispute any amounts reflected on the Closing Statement, but only if (i) the basis of its dispute is that the amounts reflected on the Closing Statement were not arrived at in accordance with this Agreement or resulted from a mistake of fact and (ii) the Sellers shall have notified the Buyer in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) days after the date the Buyer delivered the Closing Statement to the Sellers. To the extent that the Sellers do not dispute an amount reflected on the Closing Statement in accordance with the prior sentence, such amount shall be deemed final and binding on the Parties. In the event of such a dispute, the Sellers and the Buyer shall attempt to reconcile their differences. If the Sellers and the Buyer are unable to reach a resolution with such effect within thirty (30) days after receipt by the Buyer of written notice of dispute, the Sellers and the Buyer shall submit the items remaining in dispute for resolution to the Resolution Accountants, which shall be instructed to use its best efforts to render a decision as to all items in dispute within thirty (30) days after such submission. Such decision shall be final and binding on the Parties. The fees and disbursements of the Resolution Accountants shall be allocated between the Buyer, on one hand, and the Sellers, on the other, in the same proportion that the aggregate dollar amount of unsuccessfully disputed items submitted by each such Party (as finally determined by the Resolution Accountants) bears to the total dollar amount of disputed items so submitted. In acting under this Agreement, the Resolution Accountants shall be entitled to the privileges and immunities customary of arbitrators.

(d) The Closing Statement, and consequently the determination of the Cash Payment, shall be deemed final for the purposes of this Article II upon the earlier of (1) the failure of the Sellers to notify the Buyer of a dispute within thirty (30) days after the date the Buyer delivered the Closing Statement (and its Cash Payment calculation) to the Sellers and (2) the resolution of all disputes pursuant to Section 2.6(c). Within five Business Days after the Cash Payment has been finally determined, then:

(i) if the Cash Payment as finally determined is greater than the Estimated Cash Payment, the amount by which the Cash Payment exceeds the Estimated Cash Payment shall be paid by the Buyer to the Sellers, by wire transfer of immediately available funds to the bank account designated by the Sellers pursuant to Section 2.8; or

(ii) if the Cash Payment as finally determined is less than the Estimated Cash Payment, the Sellers and Buyer will issue such joint instruction as may be described in the Escrow Agreement to instruct the Escrow Agent to pay to the Buyer out of the Escrow Amount, by wire transfer of immediately available funds to a bank account designated by the Buyer, the amount by which the Estimated Cash Payment exceeds the Cash Payment and, if such amount is greater than the then Escrow Amount, the balance shall be paid by the Seller to the Buyer.

(e) The final determination of the Cash Payment pursuant to the provisions of this Section 2.6 shall be conclusive for purposes of the operation of the provisions hereof, but neither the provisions hereof nor the resolution of the final determination of the Cash Payment pursuant hereto shall affect any rights of the Buyer to indemnification to the extent provided for elsewhere in this Agreement (including indemnification based upon there being Liabilities at the Closing which are not reflected in the calculation of the Cash Payment), or preclude the Parties hereto from treating any indemnification payments by the Sellers hereunder as adjustments to the Cash Payment for Tax, accounting or other purposes. Any payments made pursuant to this Section 2.6 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

2.7 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic or facsimile exchange of documents on the third Business Day after all of the conditions to Closing set forth in Article VI are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as the Sellers and the Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.” Subject to the consummation of the Closing on the Closing Date, the sale to the Buyer of the Purchased Assets, as well as the assumption of the Assumed Liabilities will be deemed effective as of 11:59 p.m. local time in Charlotte, North Carolina on the Closing Date (the “Effective Time”).

2.8 Deliveries at Closing. At the Closing, subject to the terms and conditions of this Agreement, (a) the Sellers will deliver to the Buyer the various certificates, instruments and documents contemplated to be delivered pursuant to Section 7.1 below, (b) the Buyer will deliver to the Sellers the various certificates, instruments and documents contemplated to be delivered by the Buyer pursuant to Section 7.2 below, (c) the Sellers will deliver to the Buyer evidence of the termination, release, or discharge of all Encumbrances, other than Permitted Encumbrances, on the Purchased Assets; (d) the Buyer will deliver $5,000,000.00 (the “Escrow Amount”) to the Escrow Agent by wire transfer in immediately available funds and to an account designated by the Escrow Agent in accordance with the provisions of the Escrow Agreement to be held and disbursed under the terms thereof, and (e) the Buyer will deliver to the Sellers the amount equal to (i) the Estimated Cash Payment less (ii) the Escrow Amount plus (iii) the Johnson City Payment, to the Sellers by wire transfer of immediately available funds to a bank account designated by the Sellers at least two Business Days prior to the Closing Date.

2.9 Earn-Out.

(a) Earn-Out Payments. As part of the Purchase Price and additional consideration for the Purchased Assets, the Buyer shall pay to the Sellers additional payments (each an “Earnout Payment” and, collectively, the “Earnout Payments”) in the aggregate amount of $40,000,000.00 (the “Earnout Amount”), as provided in this Section. The Earnout Payments shall be calculated based upon the applicable Earnout Per-Tire Amount during the periods set forth below:

(i) for the first six (6) month period following the Closing (such period, the “First Earnout Period”), for each Tire purchased by a Seller Retail Location from or through the Buyer under the terms of the Distribution Agreement, the Sellers shall be entitled to receive an Earnout Per-Tire Amount equal to $10.42, with the Earnout Payment which the Sellers are eligible to receive for all such purchases in the First Earnout Period being calculated by multiplying (x) the number of Tires purchased by all Seller Retail Locations pursuant to this Section 2.9(a)(i) by (y) $10.42;

(ii) for the six (6) month period following the First Earnout Period (such period, the “Second Earnout Period”), for each Tire purchased by a Seller Retail Location from or through the Buyer under the terms of the Distribution Agreement, the Sellers shall be entitled to receive an Earnout Per-Tire Amount equal to $9.80, with the Earnout Payment which the Sellers are eligible to receive for all such purchases in the Second Earnout Period being calculated by multiplying (x) the number of Tires purchased by all Seller Retail Locations pursuant to this Section 2.9(a)(ii) by (y) $9.80; and

(iii) thereafter, until the sum of (i) all Earnout Payments paid to the Sellers and (ii) all Earnout Payments which the Sellers are eligible to receive under this Section 2.9 equals $40,000,000, for each Tire purchased by a Seller Retail Location from or through the Buyer under the terms of the Distribution Agreement, the Sellers shall be entitled to receive an Earnout Per-Tire Amount equal to $9.26, with the Earnout Payment which the Sellers are eligible to receive for all such purchases being calculated by multiplying (x) the number of Tires purchased by all Seller Retail Locations pursuant to this Section 2.9(a)(iii) by (y) $9.26.

(b) Notification by Sellers. Within fifteen (15) days after the end of each quarterly (i.e. three-month) period ending after the Closing Date (with the first such quarter commencing on the Closing Date) until the Earnout Payments to Sellers total the Earnout Amount, the Sellers shall deliver written notification to the Buyer of the Sellers’ calculation of any Earnout Payments which the Sellers are entitled to receive pursuant to this Section 2.9 (such notifications, each, an “Earnout Statement”). The Buyer and its accounting Representatives will be entitled to examine the work papers related to the preparation of the Closing Statement and the relevant books and records of the Sellers and to discuss the preparation of the Closing Statement.

(c) Earnout Disputes; Final Determination.

(i) The Buyer may dispute any amounts reflected on an Earnout Statement, but only if (i) the basis of its dispute is that the amounts reflected on the Earnout Statement were not arrived at in accordance with this Agreement or resulted from a mistake of fact and (ii) the Buyer shall have notified the Sellers in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within fifteen (15) days after the date the Buyer receives the Earnout Statement. To the extent that the Buyer does not dispute an amount reflected on an Earnout Statement in accordance with the prior sentence, such amount shall be deemed final and binding on the Parties. In the event of such a dispute, the Sellers and the Buyer shall attempt to reconcile their differences. If the Sellers and the Buyer are unable to reach a resolution with such effect within thirty (30) days after receipt by the Sellers of written notice of dispute, the Buyer shall pay the Earnout Payment to Sellers less only the amount subject to dispute made pursuant to this provision and the Sellers and the Buyer shall submit the items remaining in dispute for resolution to the Resolution Accountants, which shall be instructed to use its best efforts to render a decision as to all items in dispute within thirty (30) days after such submission. Such decision shall be final and binding on the Parties. The fees and disbursements of the Resolution Accountants shall be allocated between the Buyer, on one hand, and the Sellers, on the other, in the same proportion that the aggregate dollar amount of unsuccessfully disputed items submitted by each such Party (as finally determined by the Resolution Accountants) bears to the total dollar amount of disputed items so submitted. In acting under this Agreement, the Resolution Accountants shall be entitled to the privileges and immunities customary of arbitrators.

(ii) The Earnout Statement, and consequently the determination of the Earnout Payment set forth therein, shall be deemed final for the purposes of this Article II upon the earlier of (1) the failure of the

Buyer to notify the Seller of a dispute within fifteen (15) days after the date the Buyer receives the Earnout Statement (and the Earnout Payment calculation) and (2) the resolution of all disputes pursuant to Section 2.9(c).

(iii) The final determination of any Earnout Payment pursuant to the provisions of this Section 2.9 shall be conclusive for purposes of the operation of the provisions hereof, but neither the provisions hereof nor the resolution of the final determination of an Earnout Payment pursuant hereto shall affect any rights of the Buyer to indemnification to the extent provided for elsewhere in this Agreement, or preclude the Parties hereto from treating any indemnification payments by the Sellers hereunder as adjustments to the Purchase Price for Tax, accounting or other purposes. Any payments made pursuant to this Section 2.9 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

(d) Payment of Earnout Payment. Subject to the second sentence of this paragraph, within thirty (30) days after the Sellers delivery of the Earnout Statement to the Buyer, the Buyer shall pay or cause to be paid the Earnout Payment in cash by wire transfer of immediately available funds to the bank account for the Sellers. To the extent the Buyer disputes the Earnout Amount in accordance with the provisions of this Section 2.9, the Buyer shall pay an Earnout Payment in an amount equal to the amount on the Earnout Statement less only the amount subject to the dispute claimed in writing by Buyer. Within ten (10) Business Days of the final determination of an Earnout Payment, the Buyer shall pay or cause to be paid the unpaid amount of the applicable Earnout Payment in cash by wire transfer of immediately available funds to the bank account for the Sellers.

(e) Acceleration. If, prior to the payment of Earnout Payments in an aggregate amount equal to the Earnout Amount, Monro terminates the Distribution Agreement, in accordance with the terms of the Distribution Agreement, as a result of (i) an “Event of Default” (as defined in the Distribution Agreement) by Buyer, or (ii) Buyer’s merger or consolidation with or into another entity, which results in an uncured Event of Default (as provided in the Distribution Agreement), then the Buyer will pay to Sellers, within ten (10) days after such termination of the Distribution Agreement, a payment in an amount equal to the Earnout Amount less the aggregate amount of all Earnout Payments previously paid by the Buyer to the Sellers. Such payment shall in full satisfaction of the Buyer’s obligation to pay any remaining Earnout Payments following the Change of Control transaction of such termination.

(f) No Security. The Parties hereto understand and agree that (i) the contingent rights to receive any Earnout Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in the Buyer, (ii) neither Seller shall have any rights as a securityholder of the Buyer as a result of its Seller’s contingent right to receive any Earnout Payment hereunder, and (iii) no interest is payable with respect to any Earnout Payment.

2.10 Allocation of Purchase Price. Within one hundred and fifty (150) days following the Closing Date, the Buyer (together with its accountants) shall prepare a statement (the “Statement of Allocation”) which sets forth the allocation of the Purchase Price to (a) each Seller, and (b) among the Purchased Assets acquired from each Seller. The Statement of Allocation shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The Sellers shall have thirty (30) days from its receipt of the Statement of Allocation to dispute any portion of the statement by notifying the Buyer in writing of each disputed allocation and providing in such notice a reasonably alternative allocation. If the Sellers do not dispute the Statement of Allocation in the manner described in the preceding sentence, then the Sellers, on the one hand, and the Buyer, on the other hand, shall each (a) complete and execute a Form 8594 Asset Acquisition Statement Under Section 1060 of the Code, promptly upon receipt of such allocation, in a manner consistent with the Statement of Allocation, (b) deliver a copy of such form to the other Persons and (c) file a copy of such form with their respective tax returns for the period which includes the Effective Time (collectively, the “Allocation Filing Procedure”). If the Sellers do dispute any portion of the Statement of Allocation in accordance with this Section 2.10, then the Sellers and the Buyer shall attempt to reconcile their differences. If the Sellers and the Buyer are unable to reach a resolution with such effect within thirty (30) days after receipt by the Buyer of written notice of dispute, the Sellers and the

Buyer shall submit the disputed Statement of Allocation to the Resolution Accountants which shall be instructed to use it best efforts to render a decision as to the Statement of Allocation within thirty (30) days after such submission. Such decision shall be final and binding to all Parties, and after such decision is rendered, the Sellers and the Buyer shall promptly complete the Allocation Filing Procedure. The fees and disbursements of the Resolution Accountants shall be allocated equally among the Buyer and the Sellers. Once the Statement of Allocation is (a) agreed upon by the Buyer and the Sellers or (b) rendered final by the Resolution Accountants, none of the Parties hereto shall take any action inconsistent with the Statement of Allocation prepared in accordance with this Section 2.10 unless otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code.

2.11 Acceleration Dealer Program True-Up. Schedule 2.11 sets forth the estimated Dealer Program Liabilities of the Sellers with respect to each participant in the Acceleration Dealer Program as of the date of this Agreement. Sellers will include with the Estimated Closing Statement delivered pursuant to Section 2.5(b) an updated list of the Dealer Program Liabilities. The total amount of the estimated Dealer Program Liabilities described in the Estimated Closing Statement shall be credited to the Buyer against the Estimated Cash Payment at the Closing in accordance with Section 2.5(c)(v), and such amount shall be subject to adjustment, as provided in Section 2.6, in connection with the final calculation of the Cash Payment.

2.12 Escrow Amount. . As security for the Sellers’ faithful performance of this Agreement, including the making of any Purchase Price adjustments pursuant Section 2.6 hereof, the Buyer shall deposit a portion of the Purchase Price, equal to the Escrow Amount, with the Escrow Agent at Closing, in accordance with the terms of Section 2.8 hereof and the Escrow Agreement. The Buyer may seek payment for any Purchase Price adjustment described in Section 2.6(d) from the Escrow Amount, and the Sellers shall cooperate with the Buyer and the Escrow Agent in good faith, using commercially reasonable efforts to effect such payments, all in accordance with the terms of the Escrow Agreement. As described in Section 10.5 hereof, the Buyer shall first seek payment for indemnification claims under Section 10.1 from the Escrow Amount, and the Sellers shall cooperate with the Buyer and the Escrow Agent in good faith, using commercially reasonable efforts to effect such payments, all in accordance with the terms of the Escrow Agreement. As described in Section 10.9, upon the Escrow Release Date, any amounts remaining under the Escrow Amount, less those amounts described in Section 10.9, shall be released to the Sellers, and the Buyer shall cooperate with the Sellers and the Escrow Agent in good faith, using commercially reasonable efforts to effect such payments, all in accordance with the terms of the Escrow Agreement.

2.13 Witholding. . The Buyer shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement any amounts required to be deducted and withheld under the Code or any provision of any U.S. federal, state, local or foreign Tax Law. Any amounts so withheld shall be paid over to the appropriate Governmental Body. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

The Sellers hereby represent and warrant to the Buyer, on a joint and several basis, subject to those exceptions set forth in the Schedules, as of the date of this Agreement and as of the Closing Date as follows:

3.1 Organization, Qualification and Corporate Power. Schedule 3.1 sets forth each Seller’s jurisdiction of incorporation, the other jurisdictions in which it is qualified to do business, and its directors and officers. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Seller is duly qualified to do business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Seller has full corporate power and authority to conduct the businesses in which it is engaged, to own and use the properties and assets that it purports to own or use and to perform its obligations. Each Seller has made available to the Buyer correct and complete copies of the Organizational Documents of the Seller.

3.2 Authority. Each Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by each Seller of this Agreement have been approved by the board of directors of each Seller. At Closing, the execution and delivery by each Seller of each Transaction Document to which each Seller is a party and the performance by each Seller of the Transactions will have been duly authorized by all requisite corporate action of such Seller. This Agreement constitutes the valid and legally binding obligation of the Sellers, enforceable against the Sellers in accordance with the terms of this Agreement. Upon the execution and delivery by each Seller of each Transaction Document to which it is a party, such Transaction Document will constitute the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with the terms of such Transaction Document.

3.3 No Conflicts. Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which any Seller or any Purchased Asset is subject; (b) violate any Acquired Permit or give any Governmental Body the right to terminate, revoke, suspend or modify any Acquired Permit; (c) violate any Organizational Document of any Seller; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract relating to the Operations (i) to which any Seller is a party or by which any Seller is bound, (ii) to which any Purchased Asset is subject or (iii) under which any Seller has any rights or the performance of which is guaranteed by any Seller; or (e) result in the imposition of any Encumbrance upon any Purchased Asset. Except as set forth on Schedule 3.3 and except for the filings under the HSR Act, neither Seller is required to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.

3.4 Financial Statements.

(a) Attached to Schedule 3.4(a) are the consolidated unaudited statements of income, reflecting the results of operations of the Operations, as of the fiscal years ended in March for each of the years 2020, 2021 and 2022 (collectively, the “Financial Statements”). Monro’s consolidated financial statements contained in the reports filed by Monro with the U.S. Securities and Exchange Commission prior to the date of this Agreement have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and the Financial Statements have been prepared on a consistent basis with Monro’s consolidated financial statements and present fairly the financial results of the Operations for their respective dates.

(b) The Books and Records (i) are complete and correct in all material respects and all transactions to which the Sellers, in the conduct of the Operations, are or have been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect all material discounts, returns and allowances granted by the Sellers with respect to the periods covered thereby, (iii) have been maintained in the Ordinary Course of Business, (iv) form the basis for the Financial Statements and (v) reflect in all material respects the assets and results of operations of the Operations on an accrual basis.

(c) The Sellers maintain, with respect to the Operations and each Seller, a system of internal control over financial reporting. The Sellers have implemented and maintain disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended) to ensure that information material to Monro, including the Operations, is made known to the chief executive officer and the chief financial officer of Monro. Schedule 3.4(c) sets forth (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting relating to the Operations and (ii) any events of fraud, whether or not material assessed at the level of Monro, that involve management or other employees of either Seller who have a significant role in such internal controls over financial reporting and relate to the Operations.

3.5 Absence of Certain Changes. Since March 26, 2022 (the “Interim Date”), there has not been any Material Adverse Effect with respect to the Operations, the Purchased Assets or the Assumed Liabilities. Except as set forth on Schedule 3.5, since the Interim Date, in each case, solely with respect to the Operations:

(a) each Seller has not sold, leased, transferred or assigned any asset, other than for fair consideration in the Ordinary Course of Business;

(b) each Seller has not sold, leased, transferred or assigned any of its assets, tangible or intangible, used in the conduct of the Operations. other than the sale or transfer of Inventory or immaterial assets for fair consideration in the Ordinary Course of Business;

(c) each Seller has not experienced any material damage, destruction or loss other than ordinary wear and tear (whether or not covered by insurance) to its property;

(d) each Seller has not made any material change in the manner in which products or services of the Operations are marketed (including, without limitation, any material change in prices), any material change in the manner in which the Operations extend discounts or credits to customers or any material change in the manner or terms by which the Operations deal with customers;

(e) neither Seller has entered into any Contract (or series of reasonably related Contracts, each of which materially relates to the underlying transaction as a whole) relating to the Operations and involving more than $100,000 annually or outside of the Ordinary Course of Business;

(f) neither Seller has accelerated, terminated, modified or cancelled any Contract or Permit (or series of reasonably related Contracts or Permits) involving more than $100,000 annually to which a Seller is a party or by which it is bound and which relates to the Operations, and a Seller has not received notice that any other party to such a Contract or Permit (or series of reasonably related Contracts and Permits) has accelerated, terminated, modified or cancelled the same;

(g) neither Seller has imposed any Encumbrances upon any of the Purchased Assets;

(h) neither Seller has cancelled, compromised, waived or released any right or claim (or series of related rights or claims) or any Indebtedness (or series of related Indebtedness) owed to it with respect to the Operations, in any case involving more than $100,000;

(i) neither Seller, has delayed or postponed the payment of accounts payable and other Liabilities relating to the Operations, or accelerated the collection of Accounts Receivable, in either case outside the Ordinary Course of Business, or altered any accounting method or practice relating to the Operations;

(j) neither Seller has (i) conducted the Operations outside the Ordinary Course of Business, (ii) entered into any employment Contract or modified the terms of any existing employment Contract with any Available Active Employee, (iv) granted any increase in the compensation of any of the Available Active Employees (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) other than in the Ordinary Course of Business, or (v) except as required by law, adopted, amended, modified or terminated any Employee Benefit Plan or other Contract for the benefit of any of its directors, officers or employees;

(k) there has not been any Proceeding commenced nor, to the Knowledge of each Seller, threatened or anticipated relating to or affecting the Operations or any asset owned or used by any Seller in the Operations;

(l) there has not been any loss of any material customer, distribution channel, sales location or source of supply of Inventory relating to the conduct of the Operations, or the receipt of any written notice that such a loss may be pending;

(m) neither Seller has estimated or recorded any Contract Loss in any single instance of more than $100,000 or any Contract Losses in the aggregate of more than $100,000, in the conduct of the Operations; and

(n) neither Seller has agreed or committed to any of the foregoing.

3.6 No Undisclosed Liabilities. Except as set forth on Schedule 3.6, neither Seller has any Liability with respect to the Operations, except for current Liabilities incurred in the Ordinary Course of

Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law).

3.7 Title to and Sufficiency of Assets. Each Seller has good and marketable title to, or a valid leasehold interest in the Purchased Assets, free and clear of any Encumbrances except Permitted Encumbrances. Excepting for the Excluded Assets and Real Property not included in the Purchased Assets, the Purchased Assets comprise all of the material tangible and intangible properties, assets and interests in properties required for the continued conduct of the Operations after Closing in the same manner as conducted prior to Closing. The transfer of the Purchased Assets hereunder will convey to the Buyer good, valid and indefeasible title to the Purchased Assets, free and clear of any Encumbrances except Permitted Encumbrances.

3.8 Tangible Personal Property; Condition of Purchased Assets. The Tangible Personal Property and other tangible assets that are owned or leased by each Seller and included the Purchased Assets are in good operating condition and repair considering their use and age (normal wear and tear excepted) and suitable for the uses for which they are currently used in the Operations. None of such Tangible Personal Property or other tangible assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost. To the extent the same are used in the Operations, all of the tangible assets owned or leased by each Seller and included in the Purchased Assets (including the Tangible Personal Property) are located on the Real Property (except for those in transit).

3.9 Accounts Receivable. All Accounts Receivable of the Sellers as of the Closing Date represent or will represent valid obligations arising from products or services actually sold by the Sellers in the Ordinary Course of Business. Unless paid prior to the Closing Date, such Accounts Receivable are and will be as of the Closing Date current and collectible in accordance with their terms net of the respective reserves, if any, shown in the Books and Records. The foregoing reserves are or will be adequate and calculated consistent with past practices. There is no contest, claim or right to set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

3.10 Inventory. The Inventory of each Seller consists of finished goods and is good and saleable, of a quality and quantity usable and salable for the needs of the Operations in the Ordinary Course of Business. The quantities of each type of Inventory are reasonable in the present circumstances of each Seller and are not materially more or less than normal Inventory levels necessary to conduct the Operations in the Ordinary Course of Business. All of the Inventory is located on the Real Property (except for items in transit).

3.11 Real Property.

(a) Schedule 3.11(a) lists all of the real property and interests therein leased, subleased or otherwise occupied or used by each Seller in the conduct of the Operations (with all easements and other rights appurtenant to such property, the “Leased Real Property”). For each item of Assigned Leased Real Property, Schedule 3.11(a) also lists the lessor, the lessee, the lease term, the lease rate, and the lease, sublease, or other Contract pursuant to which each Seller holds a possessory interest in the Assigned Leased Real Property and all amendments, renewals or extensions thereto (each, a “Lease”). Except as set forth on Schedule 3.11(a), the leasehold interest of each Seller with respect to each item of Assigned Leased Real Property is free and clear of any Encumbrances, except Permitted Encumbrances. Each Seller is not a sublessor of, and has not assigned any lease covering, any item of Assigned Leased Real Property. Leasing commissions or other brokerage fees due from or payable by each Seller with respect to any Lease included as an Assigned Contract have been paid in full. To each Seller’s Knowledge, there are no material defaults by the lessor or lessee under any Lease included as an Assigned Contract.

(b) The Owned Real Property and the Leased Real Property (collectively, the “Real Property”) constitute all interests in real property currently used in the conduct of the Operations. Except as set forth on Schedule

3.11(b), each Seller has not received any notifications from any Governmental Body or insurance company recommending improvements to the Assigned Leased Real Property or any other actions relative to the Assigned Leased Real Property.

3.12 Assigned Contracts.

(a) Except as set forth on Schedule 3.12(a), each Seller has made available to the Buyer a correct and complete copy of each written Assigned Contract and a written summary setting forth the terms and conditions of each other Assigned Contract. Each Assigned Contract, with respect to any Seller, is legal, valid, binding, enforceable, and in full force and effect. Each Assigned Contract, with respect to the other parties to such Assigned Contract, to each Seller’s Knowledge, is legal, valid, binding, enforceable, and in full force and effect. Neither Seller is in breach or default in any material respect, and to the Knowledge of each Seller no event has occurred that with notice or lapse of time would constitute a material breach or default by either Seller, or permit termination, modification or acceleration, under any Assigned Contract. To each Seller’s Knowledge, no other party is in breach or default in an material respect, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under any Assigned Contract. No party to any Assigned Contract has repudiated any provision of any Assigned Contract.

(b) Except as set forth on Schedule 3.12(c), neither Seller is currently a party to, has not been a party to in the past three (3) years and does not presently contemplate being a party to, any Government Contracts with respect to the Operations.

3.13 Intellectual Property.

(a) Sellers own or have the right to use all Acquired Intellectual Property. Each item of Acquired Intellectual Property will be owned, licensed or available for use by the Buyer on substantially identical terms and conditions immediately following the Closing. Each item of Acquired Intellectual Property owned by each Seller is valid and enforceable.

(b) In its conduct of the Operations, to each Seller’s Knowledge, each Seller has not violated or infringed upon or otherwise come into conflict with any Intellectual Property of third parties, and neither Seller has received any written notice alleging any such violation, infringement or other conflict. To each Seller’s Knowledge, no third party has infringed upon or otherwise come into conflict with any Acquired Intellectual Property.

(c) With respect to each item of Acquired Intellectual Property and except as expressly set forth on Schedule 3.13(c): (i) the applicable Seller possesses all right, title and interest in and to the item, free and clear of any Encumbrance; (ii) the item is not subject to any Governmental Order (excluding, for the avoidance of doubt, office actions issued by a Governmental Body with respect to applications for registered Intellectual Property); (iii) no Proceeding is pending or, to each Seller’s Knowledge, is threatened or anticipated that challenges the legality, validity, enforceability, use or ownership of the item; and (iv) Sellers have not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

(d) Each Seller has taken all commercially reasonable actions to maintain all of the Acquired Intellectual Property owned by such Seller as of the Closing Date so as not to adversely affect the validity or enforceability thereof.

3.14 Privacy and Data Security.

(a) Each Seller, and, to each Seller’s Knowledge, all vendors, processors, or other third parties acting for and at the direction of such Seller in connection with the Processing of Personal Information, comply and, since January 1, 2019 have complied, in all material respects with all of the following in the conduct of the Operations: (A) Privacy Laws; (B) rules of self-regulatory organizations, including the Payment Card Industry Data Security Standard; (C) the Business Privacy and Data Security Policies; and (D) any contractual requirements or terms of use concerning the Processing of Personal Information to which such Seller is a party or otherwise bound as of the date hereof.

(b) The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the transfer to the Buyer of all Personal Information in the possession or control of each Seller in connection with the Operations, do not and will not: (A) conflict with or result in a violation or breach of any Privacy Laws or Business Privacy and Data Security Policies (as currently existing or as existing at any time during which any Personal Information was collected or Processed by or for any Seller in the conduct of the Operations); or (B) require the consent of or notice to any Person concerning such Person’s Personal Information.

(c) Except as set forth on Schedule 3.14(c), the Sellers have posted to all of their websites and mobile applications, if any, to the extent the same are used in the conduct of the Operations, a Business Privacy and Data Security Policy. The Sellers have delivered or made available to the Buyer true, complete, and correct copies of all Business Privacy and Data Security Policies that are currently or in the past were in effect.

(d) Except as set forth on Schedule 3.14(d), (A) to the Knowledge of each Seller, no Personal Information in the possession or control of any Seller in the conduct of the Operations has been subject to any data breach or other security incident that presented or presents a material risk of unauthorized access, disclosure, use, denial of use, alteration, corruption, destruction, or loss of such Personal Information or that has caused or would reasonably be expected to cause a material disruption to the conduct of the Operations (a “Security Incident”), and (B) neither Seller has notified and, to each Seller’s Knowledge, there have been no facts or circumstances that would require any Seller to notify, any Governmental Body or other Person of any Security Incident.

(e) Except as set forth on Schedule 3.14(e), neither Seller has received any notice, request, claim, complaint, correspondence, or other communication in writing from any Governmental Body or other Person, and to the Knowledge of each Seller there has not been any audit, investigation, enforcement action (including any fines or other sanctions), or other Proceeding, relating to any actual, alleged, or suspected Security Incident or violation of any Privacy Law, or any Business Privacy and Data Security Policy involving Personal Information in the possession or control of any Seller in the conduct of the Operations.

(f) In the conduct of the Operations, each Seller has at all times implemented and maintained commercially reasonable security measures, plans, procedures, controls, and programs, including written information security programs, to (A) identify and address internal and external risks to the privacy and security of Personal Information in its possession or control; (B) implement, monitor, and improve adequate and effective administrative, technical, and physical safeguards to protect such Personal Information and the operation, integrity, and security of its software, systems, applications, and websites involved in the Processing of Personal Information; and (C) provide notification in compliance in all material respects with applicable Privacy Laws in the case of any Security Incident.

(g) The Sellers have at least annually performed a security risk assessment and a privacy impact assessment and obtained an independent vulnerability assessment performed by a recognized third-party audit firm, in each case to the extent required by applicable Privacy Laws. The Sellers have used commercially reasonable efforts to address and remediate all material threats and deficiencies identified in each such assessment.

3.15 Tax. Except as set forth on Schedule 3.15,

(a) Each Seller is treated as a corporation for federal income Tax purposes. All Tax Returns of, or with respect to, each Seller for any Pre-Closing Tax Period have been, or will be, timely filed, including extensions. Such Tax Returns are, or will be, true, complete and correct in all respects, and were, or will be, prepared in compliance with all applicable Laws. All Taxes due and owing by each Seller (whether or not shown on any Tax Return) have been timely paid.

(b) Each Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes or unfiled Tax Returns of either Seller.

(d) No claim has ever been made by an authority in a jurisdiction in which any Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e) All deficiencies asserted, or assessments made, against any Seller as a result of any examinations by any taxing authority have been fully paid or finally settled.

(f) No Governmental Body has proposed any adjustment that remains either unpaid or unresolved with respect to any action, dispute, suit, proceeding, investigation, assessment, audit or claim against or with respect to either Seller. All deficiencies proposed (plus any interest, penalties and additions to Tax that were or are proposed to be assessed thereon, if any) with respect to either Seller have been paid. There are no outstanding waiver or extensions of any statute of limitations relating to either the filing of any Tax Return or the payment of any Tax for which either Seller may be liable and no Governmental Body has either formally or informally requested such a waiver or extension.

(g) There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to each Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(h) Neither Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(i) Neither Seller is, nor has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(j) None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(k) None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

(l) Any Taxes required to have been collected and paid on the sale of products or taxable services by a Seller (whether or not denominated as sales or use taxes) have been properly and timely collected and paid, or all sales tax exemption certificates or other proof of the exempt nature of sales of all products or services have been properly collected and, if required, submitted to the appropriate Governmental Bodies.

(m) No Seller has (i) deferred the payment of any payroll Taxes pursuant to the CARES Act or IRS Notice 2020 65 where such Taxes remain unpaid or (ii) claimed the “employment retention credit” within the meaning of Section 2301 of the CARES Act or any other Tax credit applicable to the employment Taxes under the Families First Act.

3.16 Legal Compliance.

(a) With respect to the Operations, each Seller is, and since January 1, 2019 has been, in compliance in all material respects with all applicable Laws and Permits. No Proceeding is pending, nor since January 1, 2019 has been filed or commenced, against either Seller alleging any failure to comply with any applicable Law or Permit with respect to the Operations. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by any Seller of any Law or Permit with respect to the Operations. Neither Seller has received any written notice or other communication from any Person regarding any actual, alleged or potential violation by any Seller of any Law or Permit with respect to the Operations or any cancellation, termination or failure to renew any Permit held by any Seller with respect to the Operations.

(b) With respect to the Operations, each Seller is, and since January 1, 2019 has been, in compliance in all material respects with all applicable U.S. and foreign export and import Laws, and there are no claims, complaints, charges, investigations or proceedings pending or, to each Seller’s Knowledge, expected or threatened between such

Seller and any Governmental Body under any such Laws with respect to the Operations. With respect to the Operations, each Seller is, and since January 1, 2019 has been, in compliance in all material respects with all Laws relating to export control and trade embargoes. Without explicit approval from the United States Government, during the last five (5) years neither Seller has, directly or indirectly, sold any product to or performed any service on behalf of any country against which the United States maintains economic sanctions or an arms embargo.

(c) The Acquired Permits constitute all of the material Permits which are held by each Seller and used or required exclusively for the conduct of the Operations as currently conducted or exclusively for the ownership and use of the Purchased Assets. Each Acquired Permit is valid and in full force and effect. The Acquired Permits constitute all of the material Permits necessary to allow each Seller to lawfully conduct the Operations as currently conducted and to own and use the Purchased Assets as currently owned and used.

(d) Each Seller has prepared and timely applied for all import and export Permits required in accordance with U.S. and foreign export and import Laws for the conduct of the Operations. Each Seller has made available to the Buyer true and complete copies of issued and pending import and export Permits, and all documentation required by, and necessary to evidence compliance with, all U.S. and foreign export and import Laws.

3.17 Litigation. There is no Proceeding pending or, to each Seller’s Knowledge, threatened or anticipated against any Seller relating to or affecting (a) the Available Active Employees, the Purchased Assets, the Assumed Liabilities, or the Operations or (b) the Transactions. To each Seller’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. There is no outstanding Governmental Order to which any Seller or any asset owned or used by it is subject. Schedule 3.17 lists all Proceedings pending at any time since January 1, 2019 in which any Seller has been named as a defendant (whether directly, by counterclaim or as a third-party defendant) and all Proceedings pending at any time since January 1, 2019 in which any Seller has been a plaintiff. Schedule 3.17 lists all Governmental Orders in effect at any time since January 1, 2019 to which any Seller has been subject or any asset owned or used by it is subject.

3.18 Product and Service Warranties. In the conduct of the Operations, each product manufactured, sold, leased or delivered and each service provided by any Seller has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties. Neither Seller has had a Liability (and there is no basis for any present or future Proceeding against any Seller that could give rise to any Liability) for replacement or repair of any such product or service or other damages in connection therewith, subject only to any reserve for warranty claims set forth in the Books and Records as adjusted for the passage of time in accordance with the past custom and practice of any Seller. No product manufactured, sold, leased or delivered or any service provided by any Seller is subject to any guaranty, warranty or indemnity beyond the applicable standard terms and conditions of sale or lease. Attached to Schedule 3.18 are copies of the standard terms and conditions of sale or lease for each Seller related to the Operations (containing applicable guaranty, warranty and indemnity provisions). No product manufactured, sold, leased or delivered by any Seller in the conduct of the Operations is subject to any guaranty, warranty or other indemnity by any Seller beyond the applicable standard terms and conditions of sale or lease set forth on Schedule 3.18.

3.19 Environmentala) . Except as set forth on Schedule 3.19(a):

(a) Regarding the Purchased Assets, and each Seller’s occupation and use of the Assigned Leased Real Property, each Seller is, and since January 1, 2019 has been, in compliance in all material respect, with all Environmental Laws. To each Seller’s Knowledge, there are no facts, events or conditions relating to the Operations, the Purchased Assets or each Seller’s occupation and use of the Assigned Leased Real Property that will materially prevent, hinder or limit continued compliance with any Environmental Law, give rise to any investigatory, remedial or corrective obligations pursuant to any Environmental Law, or give rise to any other Liabilities pursuant to any Environmental Law, including any relating to onsite or offsite (a) generation, storage and disposal of Hazardous Substances; (b) Releases or threatened Releases of Hazardous Substances; or (c) personal injury, property damage or natural resources damage.

(b) To the Knowledge of each Seller, each Seller has obtained and is in compliance with, and since January 1, 2019 has been in compliance with, in all material respects all Environmental Permits that are required pursuant to any Environmental Law with respect to the Operations, the Purchased Assets and for each Seller’s occupation and use of the Assigned Leased Real Property in connection with the Operations. All such required Environmental Permits are set forth on Schedule 3.19(b).

(c) No Seller has received any written or oral notice, claims, or other information regarding any actual or alleged violation of any Environmental Permit, Environmental Law, or any Liabilities or potential Liabilities arising under any Environmental Law or an Environmental Permit, including without limitation any investigatory, remedial or corrective obligations, relating to the Operations, the Purchased Assets or each Seller’s occupation and use of the Real Property.

(d) To the Knowledge of each Seller, none of the following exists at the Assigned Leased Real Property: (a) underground storage tanks, or (b) landfills, surface impoundments used for waste disposal or treatment (but not including storm water detention or retention infrastructure), or (c) other known disposal areas, including under applicable state or local Environmental Law, (x) areas that would be considered unregistered or unpermitted waste or scrap tire dumps or disposals; (y) asbestos-containing material in any friable form or in damaged condition that requires corrective action under Environmental Laws, or (z) materials or equipment containing polychlorinated biphenyls that are leaking or that otherwise require corrective action under Environmental Laws.

(e) To the Knowledge of each Seller, except as set forth on Schedule 3.19(e), none of the Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list for contaminated sites.

(f) With respect to the Operations, the Purchased Assets, and each Seller’s occupation and use of the Assigned Leased Real Property, except as set forth on Schedule 3.19(f): (i) neither Seller has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any Hazardous Substance in a manner that has given or is likely to give rise to any known current or pending Liability pursuant to any Environmental Law, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, and (ii) neither Seller otherwise has any known current or pending, or to the Knowledge of each Seller, threatened, Liability pursuant to any Environmental Law, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees.

(g) To the Knowledge of each Seller, except as set forth on Schedule 3.19(g), there have been no Releases of Hazardous Substances with respect to the Purchased Assets or each Seller’s occupation and use of the Assigned Leased Real Property, except in compliance with Environmental Laws and Environmental Permits.

(h) To the Knowledge of each Seller, neither this Agreement nor the Transactions are subject to any applicable “transaction-triggered” or “property transfer” Environmental Laws.

(i) To the Knowledge of each Seller, none of the off-site Hazardous Substances treatment, storage, or disposal facilities or locations used by any Seller have been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither Seller has received any written notice of a pending or threatened proceeding regarding potential liabilities with respect to such off-site Hazardous Substances treatment, storage, or disposal facilities or locations used by the Sellers.

(j) With respect to the Operations, the Purchased Assets, and each Seller’s occupation and use of the Assigned Leased Real Property, neither Seller has expressly assumed by operation of law or contract any Liability of any other Person pursuant to any Environmental Law, including any obligation for corrective or remedial action.

(k) Each Seller has made available to Buyer all of the following that are in the possession of each Seller: environmental reports, studies, audits, sampling data, site assessments, environmental compliance assessments, risk assessments, and all other material documents with respect to the Operations, the Purchased Assets, and each Seller’s occupation and use of the Assigned Leased Real Property that are related to compliance with Environmental Laws or the Release of Hazardous Substances.

(l) The representations and warranties in this Section 3.19 are the sole representations and warranties of each Seller with respect to Environmental Laws, Environmental Permits, compliance with and Liabilities pursuant to Environmental Laws and Environmental Permits, Hazardous Substances, and all other environmental matters.

3.20 Employees. The Sellers have made available to the Buyer a list setting forth the name, job title, current rate of direct compensation, date of commencement of employment, any change in compensation since January 1, 2019, sick and vacation leave that is accrued and unused, status as exempt or non-exempt under the Fair Labor Standards Act, and current leave status, if applicable, with respect to each Available Active Employee whose rate of direct compensation (including wages, salaries and actual or anticipated bonuses), plus the annual value of other benefits not made available to the respective Seller’s other employees generally, either exceeded $50,000 during the previous calendar year or is reasonably likely to exceed $50,000 during the current calendar year (determined, for such purposes, without regard to the Transactions). All Active Employees of any Seller classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, and any individual who has performed or is performing services for any Seller with respect to the Operations who has been classified as an independent contractor, as an employee of some other entity whose services are leased to any Seller, or as any other non-employee category, has been or is correctly so classified and has not been or is not in fact a common law employee of any Seller. With respect to the Operations, each Seller is in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, and all related regulations promulgated thereunder. Neither Seller is, nor has been, a party to or bound by any collective bargaining agreement with respect to the Operations. Neither Seller has experienced any strike, slowdown, picketing, work stoppage, employee grievance process, claim of unfair labor practice or other collective bargaining dispute with respect to the Operations. There is no lockout of any Active Employees by any Seller, and no such action is contemplated by any Seller. Neither Seller has committed any unfair labor practice with respect to the Operations. With respect to the Operations, to each Seller’s Knowledge, (a) no event has occurred or circumstance exists that could provide the basis for any strike, slowdown, picketing, work stoppage or other labor dispute and (b) there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to the Active Employees. To the Seller’s Knowledge, no Available Active Employee has advised Sellers in writing that such Available Active Employee intends to terminate his or her employment with the Sellers or has any plans to accept employment with any Person other than the Buyer after Closing.

3.21 Employee Benefits.

(a) Schedule 3.21 lists each Employee Benefit Plan that each Seller maintains or to which each Seller contributes, has any obligation to contribute or has any other Liability in connection with the conduct of the Operations.

(i) Each such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable Laws.

(ii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the respective Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iii) Each such Employee Benefit Plan that is an Employee Pension Benefit Plan meets the requirements of a “qualified plan” under Code § 401(a), has received a favorable determination letter (or advisory or opinion letter) from the IRS that it is such a “qualified plan”.

(iv) The respective Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, and all related trust agreements, insurance contracts and other funding agreements that implement each such Employee Benefit Plan.

(b) With respect to each Employee Benefit Plan that any Seller (or any entity treated as a single employer with any Seller for purposes of Code § 414) maintains or has maintained or to which any Seller contributes, has contributed, or has been required to contribute or had any Liability in connection with the conduct of the Operations:

(i) No such Employee Benefit Plan that is an Employee Pension Benefit Plan subject to Title IV of ERISA has been completely or partially terminated or been the subject of a “reportable event” (as defined in ERISA § 4043) as to which notices would be required to be filed with the PBGC. No Proceeding by the PBGC to terminate any such Employee Pension Benefit Plan has been commenced or, to the respective Seller’s Knowledge, is threatened or anticipated.

(ii) There has been no “prohibited transaction” (as defined in ERISA § 406 or Code § 4975) with respect to any such Employee Benefit Plan. No “fiduciary” (as defined in ERISA § 3(21)) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan.

(c) Neither Seller nor any other member of the “controlled group” (as defined in Code § 1563) that includes any Seller contributes, has contributed to, has been required to contribute, or as a result of the Transactions will be required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability as defined in ERISA § 4201) under any Multiemployer Plan. Neither Seller maintains or contributes, has maintained or contributed, has been required to contribute, nor as a result of the Transactions will be required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

3.22 Customers . With respect to each of the three fiscal years most recently completed prior to the date hereof, Schedule 3.22 lists the ten largest (by dollar volume) customers of the Sellers (with respect to the Wholesale Tire Operations) during each such period (each, a “Material Customer”), showing the dollar volume for each. Since the Interim Date, none of the Material Customers has notified the Sellers in writing of a decrease in the volume of purchases from the Sellers, or a decrease in the price that any such Material Customer is willing to pay for products or services of the Sellers, or of the bankruptcy or liquidation of any such Material Customer.

3.23 Transactions with Related Persons. Schedule 3.23 sets forth a true, complete and correct list of all Contracts between or among any Seller (on behalf of the Operations) or the Operations, on the one hand, and any officer, director, manager, equity holder or employee of any Seller in an executive position or above (or, to each Seller’s Knowledge, any family member of any of the foregoing), on the other hand.

3.24 Indebtedness. Except as specifically described on Schedule 3.24, neither Seller has Indebtedness outstanding, which is secured by any Encumbrances on the Purchased Assets.

3.25 Insurance. Schedule 3.25 sets forth with respect to the Operations, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for each Seller since January 1, 2019. There are no claims related to the Operations, the Purchased Assets or the Assumed Liabilities pending under any policies of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by any Seller or its Affiliates and relating to the Operations, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”), as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of their Affiliates have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Neither the Sellers nor any of their Affiliates are in default under, or have otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Operations and are sufficient for compliance with all applicable Laws and Contracts to which any Seller is a party or by which it is bound.

3.26 Franchise Matters. In conducting the Operations, neither Seller (a) has offered, sold or granted franchises of any type, nor engaged in any action, conduct, operation or practice which constitutes, or reasonably could be construed as constituting, a franchise business or system, (b) has filed any application seeking registration, exemption, and/or approval to do any of the foregoing or (c) is currently a party to any Contract which relates to a “franchise” or “business opportunity” as defined by the Federal Trade Commission under any Law that governs, regulates or otherwise affects the offer or sale of franchises or business opportunities.

3.27 Ethical Practices. In conducting the Operations, neither Seller or, to each Seller’s Knowledge, its respective directors, officers or employees, has offered money or given anything of value to: (a) any official of a Governmental Body, any political party or official thereof, or any candidate for political office; (b) any customer or member of any Governmental Body; or (c) any other Person, while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of a Governmental Body or candidate for political office for the purpose of the following: (i) illegally influencing any action or decision of such Person, in his, her or its official capacity, including a decision to fail to perform his, her or its official function; (ii) inducing such Person to use his, her or its influence with any Governmental Body to affect or influence any act or decision of such government or instrumentality to assist any Seller in obtaining or retaining business for, or with, or directing business to, any Person; or (iii) where such payment or thing of value would constitute a bribe, kickback or illegal or improper payment or gift to assist any Seller in obtaining or retaining business for, or with, or directing business to, any Person.

3.28 No Brokers’ Fees. Neither Seller has Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions.

3.29 Solvency. Each Seller is not now insolvent and will not be rendered insolvent by any of the Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of such Seller exceeds the present fair saleable value of such Seller’s assets. Immediately after giving effect to the Transactions: (a) each Seller will be able to pay its Liabilities (including the Excluded Liabilities) as they become due in the Ordinary Course of Business, (b) each Seller will not have unreasonably small capital with which to conduct its present or proposed business, (c) each Seller will have assets (calculated at fair market value) that exceed its Liabilities and (d) taking into account all pending and threatened litigation, final judgments against each Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, each Seller will be unable to satisfy any such judgments promptly in accordance with their terms and all other obligations of each Seller.

3.30 Exclusivity of Representations and Warranties. NEITHER OF THE SELLERS NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, RELATING TO THE SELLERS, THE OPERATIONS, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR THIS AGREEMENT (INCLUDING ANY RELATING TO FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE SELLERS OR THE OPERATIONS), EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, AND THE SELLERS HEREBY DISCLAIM ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER

The Buyer represents and warrants to the Sellers as follows:

4.1 Organization and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Buyer has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Buyer of each Transaction Document to which the Buyer is a party and the performance by the Buyer of the Transactions have been duly approved by all requisite corporate action of the Buyer. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms of this Agreement. Upon the execution and delivery by the Buyer of each Transaction Document to which the Buyer is a party, such Transaction Document will constitute the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms of such Transaction Document.

4.2 No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which the Buyer is subject; (b) violate any Organizational Document of the Buyer; or (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which the Buyer is a party or by which the Buyer is bound or the performance of which is guaranteed by the Buyer. Other than HSR Act filings, the Buyer is not required to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.

4.3 Litigation. There is no Proceeding pending or, to the Knowledge of the Buyer, threatened or anticipated against the Buyer that seeks or otherwise is reasonably expected to (a) materially adversely affect the ability of the Buyer to consummate the Transactions or (b) prevent or delay the Closing.

4.4 Financial Capability. The Buyer will have on the Closing Date, unrestricted funds available sufficient to (i) consummate the Transactions contemplated by this Agreement, including to make all payments at the Closing contemplated by Section 2.8; and (ii) pay all costs and expenses and other amounts required to be paid by the Buyer in connection with the Closing. In no event shall the receipt or availability of any funds by the Buyer or any Affiliate or any other financing be a condition to any of the Buyer’s obligations under this Agreement. Buyer understands, acknowledges and agrees that under the terms of this Agreement, Buyer’s obligation to consummate the Transactions is not in any way contingent upon or otherwise subject to the Buyer’s consummation of any financing arrangements, or the availability, grant, provision or extension of any financing to the Buyer.

4.5 Solvency. The Buyer is not now insolvent and will not be rendered insolvent by any of the Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of the Buyer exceeds the present fair saleable value of the Buyer’s assets. Immediately after giving effect to the Transactions: (a) the Buyer will be able to pay its Liabilities (including the Assumed Liabilities) as they become due in the ordinary course of business, (b) the Buyer will not have unreasonably small capital with which to conduct its present or proposed business, (c) the Buyer will have assets (calculated at fair market value) that exceed its Liabilities and (d) taking into account all pending and threatened litigation, final judgments against the Buyer in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Buyer will be unable to satisfy any such judgments promptly in accordance with their terms and all other obligations of the Buyer.

4.6 No Brokers’ Fees. Except for any amounts owed by the Buyer to Newmark Knight Frank, the Buyer has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which the Sellers could be liable.

4.7 Exclusivity of Representations and Warranties. NEITHER THE BUYER NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY ON BEHALF OF BUYER OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV AND THE BUYER HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES.

ARTICLE V

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the date hereof and the Closing:

5.1 Best Efforts. Subject to Section 5.2 below, each Party will use its best efforts to take all actions necessary, proper or advisable in order to perform the Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Article VI).

5.2 Consents and Approvals.

(a) Antitrust Approval: As promptly as practicable after the date hereof, the Sellers and Buyer will make all filings required by Law to be made by them in order to perform the Transactions contemplated to be performed on or before the Closing Date, including all HSR Act filings within five (5) Business Days after the date of this Agreement. Subject to appropriate confidentiality protections, the Seller will cooperate with the Buyer and its Representatives with respect to all filings that the Buyer makes in connection with the Transactions, including taking all actions requested by the Buyer to cause termination of any applicable waiting period under the HSR Act and to consummate the Transactions. Each Party shall use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, including taking all action as may be necessary to resolve such objections, if any, as any Governmental Body or any other person may assert under any Antitrust Law with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible. Notwithstanding the above, the Buyer shall not be required to: (i) offer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Closing, any assets, licenses, operations, rights, product lines or businesses; or (ii) defend any claim asserted by a Governmental Body or any other Person may assert under any Antitrust Law with respect to the Transactions.

(b) Consents As promptly as practicable after the date hereof, the Sellers will solicit the Consents set forth on Schedule 3.3, but not prior to the Buyer’s approval of the form and substance of each such Consent, which approval will not be unreasonably withheld or delayed. The Sellers will use their best efforts (at the Sellers’s expense), and the Buyer will cooperate in all reasonable respects with the Sellers to obtain prior to the Closing all such Consents; provided, however, that such cooperation will not include any requirement to pay any consideration, to agree to any undertaking or modification to a Contract or Permit or to offer or grant any financial accommodation not required by the terms of such Contract or Permit.

5.3 Operations. The Sellers will: (a) conduct the Operations only in the Ordinary Course of Business; (b) use commercially reasonable efforts to maintain the Operations and the properties, physical facilities and operations used in the conduct of the Operations, preserve intact the current business organization of each Seller, keep available the services of the current officers, employees and agents of each Seller, and maintain the relations and goodwill with suppliers, customers, lessors, licensors, lenders, creditors, employees, agents and others having business relationships with each Seller; (c) confer with the Buyer concerning matters of a material nature to the Operations, the Purchased Assets, or the Assumed Liabilities; (d) pay all accounts payable and collect all accounts receivables in the Ordinary Course of Business and in accordance with past practices; (e) not affect any change to any accounting, employee benefits, or pay practices; and (f) deliver to the Buyer monthly financial statements of the Operations as they become available to the Seller and otherwise report periodically to the Buyer concerning the status of the Operations, the Purchased Assets, and the Assumed Liabilities. Neither Seller will engage in any practice, take any action, fail to take any action, or enter into any transaction as a result of which any change or event listed in Section 3.5 is likely to or does occur.

5.4 Reasonable Access. The Sellers will: (a) permit the Buyer and its Representatives to have reasonable access to all Real Property, personnel (including the opportunity to discuss the Operations with such personnel), Books and Records, Assigned Contracts, documents and data of or pertaining to the Operations, (b) furnish the Buyer and its Representatives with copies of all such Books and Records, Assigned Contracts, documents and data as the Buyer may reasonably request, (c) furnish the Buyer and its Representatives with such additional financial, operating, and other data and information (including compilations and analyses thereof) as the Buyer may reasonably request; (d) instruct the Representatives of Sellers to cooperate with Buyer in its investigation of the Operations; and (e) subject to the receipt of any approvals that may be required to be obtained from landlords or other Persons with respect to the Leased Real Property, afford the Buyer and its Representatives reasonable access to the Real Property to perform non-invasive “Phase I” environmental assessments, compliance evaluations, and other visual inspections that do not involve sampling of any kind.

5.5 Notice of Developments; Schedule Updates.

(a) The Sellers will promptly notify the Buyer in writing of (i) any fact or condition existing prior to or on the date hereof that constitutes a breach of any representation or warranty of the Sellers in this Agreement and (ii) any fact or condition developing after the date hereof that would constitute a breach of any representation or warranty of the Sellers in this Agreement if such representation or warranty were made on the date of the occurrence or discovery of such fact or condition.

(b) If any fact or condition that is required to be disclosed pursuant to subsection (a) above would result in the failure of the conditions set forth in Section 6.1(a)(i) to be satisfied, then the Sellers shall promptly deliver to the Buyer an update to the Schedules specifying such change. Except as contemplated by Section 10.1(i), no such update shall be deemed to supplement or amend the Schedules for the purpose of (i) determining the accuracy of any of the representations or warranties made by the Sellers in this Agreement or (ii) determining whether any of the conditions set forth in Article VI have been satisfied.

5.6 Exclusivity. The Sellers will not, and will cause their Representatives not to, directly or indirectly: (a) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than the Buyer and its Affiliates and Representatives) relating to any transaction involving the sale, directly or indirectly, of the Operations or the Purchased Assets (other than the sale of Inventory in the Ordinary Course of Business) (in each case, an “Acquisition Proposal”); or (b) participate in any discussion or negotiation regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any Acquisition Proposal.

5.7 Confidentiality, Press Releases and Public Announcements. Each Party will, and will cause its respective Representatives to, maintain in confidence all information received from another Party or a Representative of another Party in connection with this Agreement or the Transactions (including the existence and terms of this Agreement and the Transactions) and use such information solely to evaluate the Transactions, unless (a) such information is already known to the receiving Party or its Representatives, (b) such information is subsequently disclosed to the receiving Party or its Representatives by a third party that, to the Knowledge of the receiving Party, is not bound by a duty of confidentiality, (c) such information becomes publicly available through no fault of the receiving Party, (d) the receiving Party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the performance of the Transactions (in which case the receiving Party will use its best efforts to advise the other Parties prior to making the disclosure) or (e) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any Proceeding, Law or any listing or trading agreement concerning its publicly-traded securities (in which case the receiving Party will use its best efforts to advise the other Parties prior to making the disclosure). No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by Law or any listing or trading agreement concerning its publicly-traded securities (in which case such Party will use its best efforts to advise the other Parties prior to making the disclosure). The Sellers and the Buyer will consult with each other concerning the means by which any employee, customer or supplier of the Sellers or any other Person having any business relationship with the Sellers will be informed of the Transactions, and the Buyer will have the right to be present for any such communication.

ARTICLE VI

CLOSING CONDITIONS

6.1 Conditions to the Buyer’s Obligations. The Buyer’s obligation to perform the Transactions contemplated to be performed on or about the Closing Date is subject to satisfaction, or written waiver by the Buyer, of each of the following conditions:

(a) (i) all of the representations and warranties of each Seller must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, except in each case to the extent any such representation or warranty (A) contains a materiality or Material Adverse Effect qualification, in which case such representation or warranty must have been and must be accurate in all respects or (B) is made as of an earlier specific date, in which case such representation or warranty must have been and must be accurate in all respects as of such date, (ii) each Seller must have performed and complied with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing; and (iii) each Seller must deliver to the Buyer at the Closing a certificate, in form and substance reasonably satisfactory to the Buyer, confirming satisfaction of the conditions in clauses (i) and (ii);

(b) each of the following documents must have been delivered to the Buyer and must be dated as of the Closing Date (unless otherwise indicated):

(i) a bill of sale, assignment and assumption agreement (“Bill of Sale, Assignment and Assumption Agreement”) executed by the Sellers, in the form of Exhibit B;

(ii) the Distribution Agreement, executed by the Sellers;

(iii) the Torqata Agreement, executed by the Sellers;

(iv) the Escrow Agreement, executed by the Sellers and the Escrow Agent;

(v) the Transition Services Agreement, with such transition services as are mutually agreeable to Buyer and Sellers, executed by the Sellers;

(vi) the Trademark Assignment Agreement, executed by the Sellers;

(vii) the Managed Services Agreement, executed by the Sellers;

(viii) a duly completed and executed certificate of each Seller’s non-foreign status as set forth in Treasury Regulation 1445-2(b);

(ix) letters, certificates or similar tax clearance documentation from applicable state Tax authorities stating that no income, franchise, sales and use and payroll withholding taxes are due and owing and that Seller is in good standing with the relevant Tax authorities for state Tax purposes;

(x) a certificate of the secretary of each Seller, in form and substance reasonably satisfactory to the Buyer, certifying that (A) attached thereto is a true, correct and complete copy of (1) the articles or certificate of incorporation of the Seller, certified as of a recent date by the Secretary of State of the Seller’s state of incorporation and the bylaws of the Seller, (2) to the extent applicable, resolutions duly adopted by the board of directors of the Seller authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents to which it is a party and (3) a certificate of existence or good standing as of a recent date of the Seller from the Seller’s state of incorporation and a certificate of good standing as of a recent date of the Seller from each state in which it is qualified to conduct business, (B) the resolutions referenced in subsection (A)(2) are still in effect and (C) nothing has occurred since the date of the issuance of the certificate(s) referenced in subsection (A)(3) that would adversely affect the Seller’s existence or good standing in any such jurisdiction;

(xi) such other bills of sale, assignments, certificates of title and other instruments of transfer, all in form and substance reasonably satisfactory to the Buyer, as are necessary or desirable to convey fully and effectively to the Buyer all of the Purchased Assets in accordance with the terms of this Agreement;

(xii) the documents required by Section 2.8; and

(xiii) such other documents as the Buyer may reasonably request for the purpose of (A) evidencing the accuracy of each Seller’s representations and warranties, (B) evidencing each Seller’s performance of, and compliance with, any covenant or agreement required to be performed or complied with by such Seller, (C) evidencing the satisfaction of any condition referred to in this Section 6.1, (D) vesting in the Buyer legal and beneficial title to the Purchased Assets or (E) otherwise facilitating the performance of the Transactions;

(c) the following must have been delivered to the Buyer with respect to each parcel of Assigned Leased Real Property: an Assignment of the Lease for such Leased Real Property, in each case in form and substance reasonably satisfactory to the Buyer;

(d) all applicable waiting periods (and any extensions thereof) under the HSR Act must have expired or otherwise been terminated and each other Consent listed on Schedule 3.3 must have been obtained, delivered to the Buyer, be in full force and effect and be in the form approved by the Buyer pursuant to Section 6.2;

(e) no Governmental Body shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of the Transactions or causing any of the Transactions to be rescinded following completion thereof; and

(f) since the Interim Date, there has not been any Material Adverse Effect with respect to the Operations.

6.2 Conditions to the Sellers’ Obligations. The Sellers’ obligations to perform the Transactions contemplated to be performed on or before the Closing Date are subject to satisfaction, or written waiver by the Sellers, of the following conditions:

(a) (i) all of the representations and warranties of the Buyer in this Agreement must be accurate in all material respects as if made on the Closing Date, (ii) the Buyer must have performed and complied in all material respects with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing and (iii) the Buyer must deliver to the Sellers at the Closing a certificate, in form and substance reasonably satisfactory to the Sellers, confirming satisfaction of the conditions in clauses (i) and (ii) above;

(b) each of the following documents must have been delivered to the Sellers and must be dated as of the Closing Date (unless otherwise indicated):

(i) the payments and documents required by Section 2.8;

(ii) the Distribution Agreement, executed by the Buyer;

(iii) the Escrow Agreement, executed by the Buyer and the Escrow Agent, dated as of the Closing Date;

(iv) the Transition Services Agreement, executed by the Buyer;

(v) the Bill of Sale, Assignment and Assumption Agreement, executed by the Buyer;

(vi) the Torqata Agreement, executed by the Buyer; and

(vii) the Managed Services Agreement, executed by the Buyer.

(c) all applicable waiting periods (and any extensions thereof) under the HSR Act must have expired or otherwise been terminated; and

(d) no Governmental Body shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of the Transactions or causing any of the Transactions to be rescinded following completion thereof.

ARTICLE VII

TERMINATION

7.1 Termination Events. This Agreement may, by written notice given to the Sellers or the Buyer, as applicable, prior to the Closing, be terminated:

(a) by the Buyer if (i) the Buyer is not then in material breach of any provision of this Agreement and (ii) any representation or warranty made by any Seller is inaccurate in any material respect or any Seller has breached any covenant or agreement in this Agreement in any material respect, in each case if and to the extent such inaccuracy or breach would give rise to the failure of any of the conditions specified in Section 6.1 and cannot be cured by the Sellers by July 31st, 2022 (the “Outside Date”);

(b) by the Sellers if (i) the Sellers are not then in material breach of any provision of this Agreement and (ii) any representation or warranty made by the Buyer is inaccurate in any material respect or the Buyer has breached any covenant or agreement in this Agreement in any material respect in each case if and to the extent such inaccuracy or breach would give rise to the failure of any of the conditions specified in Section 6.2 and cannot be cured by the Buyer by the Outside Date;

(c) by (i) the Buyer, if any condition in Section 6.1 has not been satisfied or waived in writing by the Buyer by the Outside Date or if satisfaction of any such condition is or becomes impossible (in either case, for reasons other than the failure of the Buyer to comply with its obligations under this Agreement) or (ii) the Sellers, if any condition in Section 6.2 has not been satisfied or waived in writing by the Sellers by the Outside Date or if satisfaction of any such condition is or becomes impossible (in either case, for reasons other than the failure of any Seller to comply with such Party’s obligations under this Agreement); or

(d) by mutual consent of the Buyer and the Sellers.

7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that the obligations in Section 5.7 (Confidentiality) and Article XI (Miscellaneous) will survive the termination. Nothing in this Article VII will release any Party from any Liability for any breach of any representation, warranty, covenant or agreement in this Agreement.

ARTICLE VIII

EMPLOYEES AND EMPLOYEE BENEFITS

8.1 Employment of Available Active Employees by the Buyer.

(a) Subject to the requirement that Buyer provide reasonable, written notice to Sellers prior to such interviews and not unreasonably disrupt the business of Sellers in the course thereof, Buyer may interview all Available Active Employees, and the Sellers will provide the Buyer with reasonable access to all premises and properties of the Sellers used in the Operations for the purpose of preparing for and conducting employment interviews with the Available Active Employees. Subject to the provisions of this Section 8.1, the Buyer shall be entitled (but shall have no obligation) to offer employment to any Available Active Employee, on terms and conditions established by Buyer, to be effective on the Closing Date. Notwithstanding any provision herein to the contrary, all such offers of employment shall be (i) contingent upon the satisfactory completion of the Buyer’s standard pre-employment screening process and other requirements that apply to similarly situated Buyer employees, including, but not limited to, any applicable drug testing and background checks and (ii) subject to any payroll deduction, including, but not limited to, withholdings, garnishments, tax levies, child support orders, wage assignments, and loan repayments, in effect with any Seller on the Closing Date. The Buyer may refrain from offering employment to any Available Active Employee for any reason. Subject to the requirements of Law, upon the request of the Buyer, the Sellers will promptly provide the Buyer any employment-related information reasonably requested by the Buyer with respect to the Available Active Employees. Not later than ten (10) Business Days prior to the Closing Date, the Buyer will deliver to the Sellers a list of Available Active Employees to whom the Buyer intends to make an offer of employment to be effective on the Closing Date. Any offer that the Buyer makes to an Available Active Employee shall be, for similar job titles among Buyer and Sellers, on terms of employment similar with respect to base compensation and tenure to the terms of employment currently provided by the applicable Seller to such Available Active Employee, provided, that for purposes of determining whether such terms of employment are similar in the aggregate, work schedules, equity compensation, defined benefit pension plan benefits, severance, retention, sale, stay or change in control payments or awards or any similar compensation or benefit will not be taken into account.

(b) Neither Seller shall attempt to retain in the respective Seller’s employ following the Closing any Available Active Employee to whom Buyer makes an offer of employment pursuant to Section 8.1(a), or to otherwise interfere with the Buyer’s discussions with such Available Active Employee. On or after the Closing, the respective Seller will cooperate with the Buyer with respect to each such Available Active Employee that the Buyer wishes to hire, including by promptly terminating such Available Active Employee’s employment with the respective Seller effective as of the Closing (provided such Hired Active Employee accepts employment with Buyer). If an employment offer is accepted by an Available Active Employee (such accepting employees, the “Hired Active Employees”), the Hired Active Employee’s employment shall commence with the Buyer or its Affiliate effective as of the Closing Date and be conditioned upon the occurrence of the Closing. Notwithstanding any provision herein to the contrary, such commencement of employment shall be conditioned on the Hired Active Employee satisfying the Buyer’s pre-employment screening and other requirements that apply to similarly situated Buyer employees, including, but not limited to, any applicable drug testing and background checks.

(c) With respect to any benefit plans, programs, and arrangements of the Buyer in which Hired Active Employees participate after the Closing, except those set forth in Schedule 8.1(c), the Buyer shall use commercially reasonable efforts to: (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Hired Active Employees under Buyer’s health and welfare plans to the extent (a) that such waivers are permissible under Buyer’s health and welfare plans and (b) such limitations were waived or otherwise satisfied under the comparable Employee Benefit Plans of the Sellers, (ii) recognize all service of Hired Active Employees with Sellers for purposes of eligibility to participate (but not benefit accruals), but only to the extent such service would be taken into account under a comparable Employee Benefit Plan immediately prior to the Closing, and (iii) provide that, with respect to the year in which the Closing occurs, any year-to-date covered expenses incurred on or before the Closing by a Hired Active Employee or a Hired Active Employee’s covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing under Buyer’s health and welfare plans.

(d) The Buyer’s expressed intention to extend offers of employment as set forth in this Section 8.1 will not constitute any commitment or Contract by the Buyer to enter into an employment relationship with any employee of any Seller of any fixed term or duration or upon any terms or conditions other than those that the Buyer may establish pursuant to individual offers of employment. Nothing in this Agreement, or in any Seller’s past or current practices, will be deemed to obligate the Buyer to continue any employment or contract, or dictate the terms or conditions of any employment or contract, for any period. Employment offered by the Buyer is “at will” and may be terminated by the Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by the Buyer or an employee and any requirements of Law). Nothing in this Agreement will be deemed to prevent or restrict in any way the right of the Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

8.2 Salaries and Benefits. Each Seller will be responsible for (a) the payment of all wages and other remuneration due to its Available Active Employees, including all Hired Active Employees, with respect to their services as employees of such Seller, including pro rata bonus payments and all vacation pay earned prior to the Closing Date, (b) the payment of any termination or severance payments (including any that arise as a result of the consummation of the Transactions) and the provision of health plan continuation coverage in accordance with the requirements of COBRA and ERISA §§ 601 through 608, and (c) any claims made or incurred by Available Active Employees and their beneficiaries under any of such Seller’s Employee Benefits Plans. In determining bonuses and other similar payments due to any Active Employees for any period ending on or prior to the Closing Date, each Seller shall, if payment thereof will occur after the Closing Date, waive any requirement that such employees be employees of such Seller on the date such bonuses or other similar payments are paid.

8.3 WARN Act Obligations. Each Seller agrees to timely perform and discharge all applicable requirements under the WARN Act and similar state and local laws for the notification of employees and state and local governmental bodies arising as a result of the consummation of the Transactions. Each Seller will be responsible for any and all penalties and payments to employees required under the WARN Act and similar state and local laws as a result of any insufficient notice by such Seller. After the Closing Date, the Buyer will be responsible for performing and discharging all requirements under the WARN Act and similar state and local laws for the notification of the Buyer’s employees and state and local governmental bodies. The Buyer and each Seller acknowledge that their respective obligations under this Section 8.3 may be affected by certain hiring or termination decisions made by each of them during the 90-day period prior to and after the Closing Date. Accordingly, the Buyer and each Seller agree to cooperate in good faith to provide sufficient information regarding their intentions to enable the other to discharge its obligations under this Section 8.3 in a timely manner. The Buyer and each Seller further agree to provide sufficient information to each other to enable the identification of and timely notification to any employee to whom a notification obligation might attach. For the purposes of the WARN Act and similar state and local laws, the Buyer and the Sellers intend that the transactions contemplated by this Agreement should not constitute a separation, employment loss, termination or severance of employment of any employee of Sellers who accepts an employment offer by Buyer that is consistent with the requirements of Section 8.1 and that each such employee will have continuous employment immediately before and immediately after the Closing.

8.4 No Transfer of Assets. Neither Seller will make any transfer of pension or other Employee Benefit Plan assets to the Buyer.

8.5 General Employee Provisions. Each Seller and the Buyer will give any notices required by Law and take whatever other actions with respect to the plans, programs and policies described in this Article VIII as may be reasonably required for it to carry out its obligations described in this Article VIII. Each of Seller and the Buyer will provide the other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required for it to carry out its obligations described in this Article VIII. If any arrangement described in this Article VIII is determined by any Governmental Body to be prohibited by Law, each Seller and the Buyer will modify such arrangement to as closely as possible reflect such arrangement and retain the allocation of economic benefits and burdens to the Parties contemplated herein in a manner that is not prohibited by Law. Each Seller will provide the Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, who accept employment with the Buyer, except for such employees as the respective Seller certifies in writing to the Buyer are exempt from such requirement. The Buyer will not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any Employee Benefit Plans (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by any Seller.

ARTICLE IX

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

9.1 Payment of Excluded Liabilities. The Sellers will pay, perform and discharge the Excluded Liabilities as and when due.

9.2 Payment of Assumed Liabilities. The Buyer will pay, perform and discharge the Assumed Liabilities as and when due.

9.3 Bulk Transfer Compliance. Inasmuch as the Buyer is to assume the Assumed Liabilities and the Sellers are to pay, perform and discharge the Excluded Liabilities, the Buyer and the Sellers hereby mutually agree to waive compliance with the provisions of any bulk transfer or sales laws, to the extent applicable to the Transactions.

9.4 Tax Covenants.

(a) Payment of Transfer Taxes. Each Seller and Buyer will, at its own expense, file when due all necessary Tax Returns and other documentation required to be filed by such Party with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, including interest and penalties thereon (the “Transfer Taxes”) and, if required by applicable Law, each other Party will, and will cause its Affiliates to, join in the execution of any such properly completed Tax Returns and other documentation. Each of the Sellers, on the one hand, and the Buyer, on the other hand, will pay 50% of all Transfer Taxes when due.

(b) Tax Reporting for Employees. If the Buyer determines, in its sole discretion, to utilize either of the standard procedure or alternate procedure set forth in Revenue Procedure 2004-53 for wage reporting of the transferred employees in the calendar year which contains the Closing Date (the “Current Calendar Year”), then (i) the Buyer shall promptly notify the respective Seller of the procedure chosen for such wage reporting for the Current Calendar Year, (ii) the respective Seller agrees to utilize such procedure for such wage reporting for the Current Calendar Year, and (iii) the respective Seller shall provide the employee information reasonably necessary for the Buyer to properly complete its wage reporting in accordance therewith. If the Buyer determines, in its sole discretion, that it qualifies as a “successor employer” within the meaning of Code §§3121(a)(1) and 3306(b)(1) (and the applicable Treasury Regulations promulgated thereunder), then the respective Seller shall provide the employee information reasonably necessary for the Buyer to properly determine the applicable wage limitations and amounts for the transferred employees for the Current Calendar Year.

(c) Cooperation on Tax Matters. The Buyer and the Sellers will cooperate, as and to the extent reasonably requested by any other party, in connection with the filing and preparation of Tax Returns related to the Purchased Assets and any Proceeding related thereto.

(d) Allocation of Ad Valorem Taxes. Each Seller and the Buyer shall be responsible for its pro rata share of the current year’s personal property, real property, ad valorem and similar Taxes (“Ad Valorem Taxes”) with respect to the Purchased Assets and the Assigned Leased Real Property (as applicable), allocated and prorated on a calendar year basis as of the Closing Date. Notwithstanding the foregoing, each Seller shall be responsible for all Taxes for all prior calendar years and periods prior to and including the Closing Date . The amount of allocations of Ad Valorem Taxes pursuant to this Section 9.4(d) shall be settled and paid on the Closing Date as an adjustment to the Purchase Price; provided, however, that where the allocations made as of the Closing Date are based on estimates, final payments shall be calculated and paid as soon as practicable after the Closing Date.

9.5 Consents. This Agreement will not constitute an assignment, attempted assignment or agreement to assign any Contract or Permit to the extent that any attempted assignment or agreement to assign such Contract or Permit without the Consent of any Person would constitute a breach thereof or would impair the rights of any Seller or the Buyer thereunder and such Consent is not obtained. If any Consent set forth or required to be set forth on Schedule 3.3 has not been obtained prior to or at the Closing, or if a Seller has not complied with the last sentence of Section 5.2(a), then such Seller will use its best efforts to obtain such Consent in the manner set forth in Section 5.2(a). Until such Consent is obtained, or the Contract or Permit to which such Consent relates is novated or terminated, to the extent permissible under such Contract or Permit, the Buyer will be entitled to receive such of the Seller’s benefits under such Contract or Permit and, to the extent it receives such benefits, will perform all of the obligations of such Seller under such Contract or Permit. The respective Seller will, at the Buyer’s request, do all such acts and things as the Buyer may reasonably request to enable due performance of such Contract or Permit and to provide for the Buyer the benefits, subject to the obligations, of such Contract or Permit. Without limiting the generality of the foregoing, the respective Seller will provide all reasonable assistance to the Buyer (at the Buyer’s request) to enable the Buyer to enforce its rights under such Contract or Permit.

9.6 Mail and Receivables. Each Seller hereby irrevocably authorizes the Buyer after the Closing to receive and open all mail and other communications received by the Buyer and addressed or directed to the respective Seller and, to the extent relating to the Operations, the Purchased Assets or the Assumed Liabilities, to act with respect to such communications in such manner as the Buyer may elect. If any such communication does not relate to the Operations, the Purchased Assets or the Assumed Liabilities, the Buyer will forward such communication to the respective Seller. Each Seller will promptly deliver to the Buyer the original of any mail or other communication received by such Seller after the Closing that relates to the Operations, the Purchased Asset or the Assumed Liabilities. Each Seller hereby irrevocably authorizes the Buyer after the Closing to endorse, without recourse, the name of the respective Seller on any check or any other evidence of indebtedness received by the Buyer on account of any of the Purchased Assets or the Operations. After the Closing, each Seller will promptly remit to the Buyer any payment relating to the Operations or the Purchased Assets (including payments for Accounts Receivable) that the respective Seller receives.

9.7 Confidentiality. Each Seller will, and will cause its Affiliates and Representatives to, maintain the confidentiality of the Confidential Information at all times, and will not, directly or indirectly, use any Confidential Information for its own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information to any Person other than authorized Representatives of the Buyer, except in connection with this Agreement or with the prior written consent of the Buyer. The covenants in this Section 9.7 will not apply to Confidential Information that (a) is or becomes available to the general public through no breach of this Agreement by an Seller or, to any Seller’s Knowledge, breach by any other Person of a duty of confidentiality to the Buyer or (b) any Seller is required to disclose by applicable Law; provided, however, that such Seller will notify the Buyer in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the Buyer to limit the scope of such disclosure. At any time that the Buyer may request, each Seller will cause its Affiliates and Representatives to turn over or return to the Buyer all Confidential Information in any form (including all copies and reproductions thereof) in their possession or control.

9.8 Change and Use of Name. The Sellers will cease to use and will not grant any license to use any name containing the term “Tires Now” or any name, slogan, logo or trademark that is similar to any of the trademarks included in the Acquired Intellectual Property and will take such actions as the Buyer may reasonably request to enable the Buyer and its Affiliates to use such name, slogan, logo or trademark;

provided, however that the Buyer shall not have any right to use any name containing the term “Monro” or any of the Sellers’ Intellectual Property, other than the Acquired Intellectual Property.

9.9 Retention of and Access to Books and Records. The Buyer will retain for a period consistent with the Buyer’s record-retention policies and practices the Books and Records delivered to the Buyer. The Buyer also will provide the Sellers and their Representatives reasonable access thereto, during normal business hours and on at least three Business Days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits.

9.10 Non-competition; Non-solicitation.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Wholesale Tire Operations in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Wholesale Tire Operations in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Wholesale Tire Operations (including any existing or former client or customer of such Seller and any Person that becomes a client or customer of the Wholesale Tire Operations after the Closing), or any other Person who has a material Operations relationship with the Wholesale Tire Operations, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, (i) each Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person; (ii) provided that the Sellers do not incur a default under the Distribution Agreement and that no event of default is then continuing and remains uncured, the Sellers may purchase Tires from distributors and suppliers other than from or through the Buyer, and (iii) the Sellers may sell or lease the Rochester Distribution Location or the Swanzey Distribution Location, or assign the Lease for (or sublease all or any portion of) the Real Property located in Johnson City, Tennessee, to any Person including, without limitation, any Person (other than an Affiliate of either Seller) that is engaged in the Wholesale Tire Operations.

(b) During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any Hired Active Employees who accepts employment with the Buyer at or after the Closing (except for any Hired Active Employees whose employment with the Buyer is terminated by the Buyer after the Closing) or any Person who is employed in the Wholesale Tire Operations (as operated by the Buyer) during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c) Each Seller acknowledges that a breach or threatened breach of this Section 9.10 would give rise to irreparable harm to the Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller of any such obligations, the Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Each Seller acknowledges that the restrictions contained in this Section 9.10 are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 9.10 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 9.10(d) and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification by the Sellers . After the Closing and subject to the terms and conditions of this Article X, the Sellers, jointly and severally, will indemnify and hold harmless the Buyer and its Affiliates and Representatives from, and pay and reimburse the Buyer and its Affiliates and Representatives for, all Losses directly or indirectly relating to or arising from: (i) any breach or inaccuracy of any representation or warranty made by any Seller in this Agreement; (ii) any breach of any covenant or agreement of any Seller in this Agreement; or (iii) any failure to pay, perform or otherwise discharge any Excluded Liability as and when due or any Liability arising out of or in connection with non-compliance with any “bulk sales,” “bulk transfer” or any similar Law other than as a result of any failure by the Buyer to discharge any Assumed Liability.

10.2 Indemnification by the Buyer. After the Closing, subject to the terms and conditions of this Article X, the Buyer will indemnify and hold harmless the Sellers and their respective Affiliates and Representatives from, and pay and reimburse the Sellers and their respective Affiliates and Representatives for, all Losses, directly or indirectly, relating to or arising from: (a) any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in this Agreement; (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement; or (c) any failure to pay, perform or otherwise discharge any Assumed Liability as and when due.

10.3 Survival and Time Limitations. All representations, warranties, covenants and agreements of the Parties in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing, subject to and in accordance with the limitations set forth herein. If the Closing occurs, the Sellers will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement, or any covenant or agreement in this Agreement to be performed and complied with prior to the Closing Date, unless the Buyer notifies the Sellers of such a claim on or before the date that is eighteen (18) months after the Closing Date; provided, however, that any claim relating to Fundamental Representations, fraud with respect to this Agreement, or any covenant or agreement to be performed or complied with at or after the Closing may be made at any time without any time limitation. If the Closing occurs, the Buyer will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement, or any covenant or agreement in this Agreement to be performed and complied with prior to the Closing Date, unless the Sellers notify the Buyer of such a claim on or before the date that is eighteen (18) months after the Closing Date; provided, however, that any claim relating to Fundamental Representations, fraud with respect to this Agreement, or any covenant or agreement to be performed or complied with at or after the Closing may be made at any time without any time limitation If the Buyer or the Sellers, as applicable, provides proper notice of a claim within the applicable time period set forth above, Liability for such claim will continue until such claim is resolved.

10.4 Limitations on Indemnification by the Sellers . The Sellers will have no Liability with respect to the matters described in Section 10.1(i) until the total of all Losses with respect to such matters exceeds $500,000.00 (the “Basket”), at which point the Sellers will be obligated to indemnify for all Losses in excess of the Basket; provided, however, that any claim relating to Fundamental Representations will not be subject to or counted towards the Basket. The Sellers’ maximum aggregate Liability with respect to the matters described in Section 10.1(i) will be limited to $9,000,000.00 (the “Cap”); provided, however, that any claim relating to Fundamental Representations or any covenant or agreement will not be subject to the

Cap. This Section 10.4 will not apply to any fraudulent or intentional breach of any representation or warranty in this Agreement.

10.5 Manner of Payment. To the extent the amount due by the Sellers to the Buyer under Article X has been agreed to in writing by the Parties or determined by a final, non-appealable Governmental Order rendered by a court with competent jurisdiction to be due by the Sellers to the Buyer, the Buyer may set off any amount to which it may be entitled under this Article X as follows: first, against the Escrow Amount; and second, the Buyer may seek payment directly from the Sellers. If the Buyer does not exercise this right of set-off, the Buyer will seek payment of such amount from the Escrow Amount until such funds are exhausted and then may seek payment directly from the Sellers.

10.6 Third-Party Claims.

(a) If a third party commences or threatens a Proceeding (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article X, then the Indemnified Party must notify the Indemnifying Party thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure to notify the Indemnifying Party or deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.

(b) Upon receipt of the notice described in Section 10.6(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as (i) within ten (10) days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations of Section 10.4, indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party is not a party to the Proceeding or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (iv) the Third-Party Claim does not involve, and is not likely to involve, any claim by any Governmental Body, (v) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (vi) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, (vii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently and (viii) the Indemnifying Party keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate, at the Indemnified Party’s cost and expense, in the defense of the Third-Party Claim.

(c) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 10.6(b), (i) the Indemnifying Party will not be responsible for any attorneys’ fees incurred by the Indemnified Party regarding the Third-Party Claim (other than attorneys’ fees incurred prior to the Indemnifying Party’s assumption of the defense pursuant to Section 10.6(b)) and (ii) neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be withheld unreasonably. If the Indemnified Party desires to consent to the entry of judgment with respect to or to settle a Third-Party Claim but the Indemnifying Party refuses, then the Indemnifying Party will be responsible for all Losses with respect to such Third-Party Claim, without giving effect to the Basket or the Cap.

(d) If any condition in Section 10.6(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including attorneys’ fees and expenses, and (iii) the Indemnifying Party will remain responsible for any Losses the

Indemnified Party may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this Article X.

10.7 Other Indemnification Matters.

(a) Any claim for indemnification under this Article X must be asserted by providing written notice to the Sellers (or the Buyer, in the case of a claim by the Sellers) specifying the factual basis of the claim in reasonable detail to the extent then known by the Person asserting the claim. All indemnification payments under this Article X will be deemed adjustments to the Purchase Price. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE X WILL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR ITS AFFILIATES, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION OR ITS AFFILIATES.

(b) The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of damages, or other remedy based on any such representation, warranty, covenant, or agreement.

(c) For purposes of calculating the amount of any Losses incurred in connection with any inaccuracy in or breach of any representation or warranty in this Agreement (but not for determining the existence of any such inaccuracy or breach), any references to materiality, material, or Material Adverse Effect contained in such representation or warranty shall be disregarded.

(d) Payments by an Indemnifying Party pursuant to Section 10.1 or 10.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any third-party insurance proceeds that have been recovered (net of any costs, fees or expenses, including reasonable attorney’s fees and expenses, incurred to procure such proceeds and the amount of any increased premiums, retentions or other costs related to or arising from any related claims or awards) by the Indemnified Party in respect of any such claim.

(e) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article X, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable Governmental Order rendered by a court with competent jurisdiction by wire transfer of immediately available funds.

(f) The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives).

(g) The Indemnified Party shall use commercially reasonable efforts to mitigate any Losses sustained or incurred by the Indemnified Parties, as and to the extent required by Law.

10.8 Exclusive Remedy. Subject to Section 5.7 and Section 11.13, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article X. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article X. Nothing in this Section 10.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct.

10.9 Escrow. Subject to the terms and conditions of this Agreement and the Escrow Agreement, on the date that is 18 months following the Closing Date (the “Escrow Release Date”), the amount remaining of the Escrow Amount, less, without duplication, (i) the aggregate amount of any indemnification obligations of Sellers that have been resolved but remain unpaid, (ii) the aggregate amount of any indemnification claims by the Buyer and its Affiliates and Representatives, and of which the Sellers has been notified in a claim notice on or prior to the Escrow Release Date and (iii) such other amount as may be agreed in writing between the Sellers and the Buyer or otherwise determined by the final, non-appealable Governmental Order rendered by a court with competent jurisdiction, shall be released (if such amount is positive) to Sellers by the Escrow Agent in accordance with the Escrow Agreement. Any portion of the Escrow Amount held by the Escrow Agent following the Escrow Release Date shall be released in accordance with the terms of this Agreement and the Escrow Agreement. The Sellers shall pay one-half (1⁄2) of all escrow fees charged by the Escrow Agent and the Buyer shall pay the other one-half (1⁄2) of all escrow fees charged by the Escrow Agent.

ARTICLE XI

MISCELLANEOUS

11.1 Further Assurances. Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things (including the execution and delivery of such further instruments or documents as may be necessary or convenient to transfer and convey any Purchased Asset to the Buyer), all as any other Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents.

11.2 No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person (including any employee of any Seller) other than the Parties, their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.

11.3 Entire Agreement. The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent or confidentiality agreement).

11.4 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Seller shall assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of its rights, interests or obligations in this Agreement without the prior written approval of the Buyer. The Buyer may assign any or all of its rights or interests, or delegate any or all of its obligations, in this Agreement to (a) any successor to the Buyer or any acquirer of a material portion of the business or assets of the Buyer, (b) one or more of the Buyer’s Affiliates, or (c) any lender to the Buyer or its Affiliates as security for obligations to such lender.

11.5 Counterparts. This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

11.6 Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the date (a) three Business Days after such notice is sent by registered U.S. mail, return receipt requested, (b) one Business Day after receipt of confirmation if such notice is sent by facsimile, (c) one Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (d) one Business Day after delivery of such notice in person and (e) such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):

If to the Sellers or Monro:

Monro, Inc.

200 Holleder Parkway

Rochester, NY 14615

Fax: 585-784-3320

Attn: Brian D’Ambrosia, Chief Financial Officer

E-mail: Brian.D’Ambrosia@monro.com

If to MSC:

Monro Service Corporation

200 Holleder Parkway

Rochester, NY 14615

Fax: 585-784-3320

Attn: Brian D’Ambrosia, Secretary

E-mail: Brian.D’Ambrosia@monro.com

with a copy to:

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, NY 14604-2711

Fax: (585) 231-2152

Attn: Alexander R. McClean

E-mail:    amcclean@hselaw.com

If to the Buyer:

American Tire Distributors, Inc.

12200 Herbert Wayne Court, Suite 150

P.O. Box 3145

Huntersville, North Carolina 28078

Attention:    W. Williams, CFO

Facsimile:    (704) 992-1294

E-mail:     bwilliams@atd-us.com

with a copy to:

Troutman Pepper Hamilton Sanders LLP

301 S. College Street, Suite 3400

Charlotte, North Carolina 28202

Fax: (704) 998-4051

Attn: Christian Chad Warpula P.C.

Email:    chad.warpula@troutman.com

11.7 JURISDICTION; SERVICE OF PROCESS. EACH PARTY (a) CONSENTS TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN WILMINGTON, DELAWARE (AND ANY CORRESPONDING APPELLATE COURT) IN ANY PROCEEDING

ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT, (b) WAIVES ANY VENUE OR INCONVENIENT FORUM DEFENSE TO ANY PROCEEDING MAINTAINED IN SUCH COURTS, AND (c) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AGREES NOT TO INITIATE ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT IN ANY OTHER COURT OR FORUM. PROCESS IN ANY SUCH PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.

11.8 Governing Law. This Agreement and all other Transaction Documents (unless otherwise stated therein) will be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law principles of any jurisdiction.

11.9 Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Buyer and the Sellers. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party. The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision. No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

11.10 Severability. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.11 Expenses. The Sellers will bear all expenses incurred by the Sellers or its Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date. The Buyer will bear all expenses incurred by the Buyer or any of its Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date. The Buyer will pay half and the Sellers will pay half of the HSR Act filing fee. If this Agreement is terminated, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

11.12 Construction. The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement. Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the date hereof and the Closing Date. All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP as in effect on the date hereof (unless another effective date is specified herein). The word “or” in this Agreement is disjunctive but not necessarily exclusive. All words in this Agreement will be construed to be of such gender or number as the circumstances require. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.

11.13 Specific Performance. Each Party acknowledges that the other Parties would be damaged irreparably and would have no adequate remedy of law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.

11.14 Time Is of the Essence. Time is of the essence with respect to all time periods and dates set forth herein.

[Signature pages follow]

The Parties have executed and delivered this Asset Purchase Agreement as of the date first written above.

“Buyer”:

AMERICAN TIRE DISTRIBUTORS, INC.

By:	/s/ Bill Williams
Name:	Bill Williams
Title:	Chief Financial Officer

“Monro”:

MONRO, INC.

By:	/s/ Michael Broderick
Name:	Michael Broderick
Title:	President and Chief Executive Officer

“MSC”:

MONRO SERVICE CORPORATION

By:	/s/ Brian D’Ambrosia
Name:	Brian D’Ambrosia
Title:	Secretary